Exhibit 2.2

Execution Copy

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

SLM CORPORATION

(Existing SLM),

NEW BLC CORPORATION

(SLM BankCo)

and

NAVIENT CORPORATION

(Navient)

Dated as of April 28, 2014

-i-

5.5	Non-Solicitation Matters	76
5.6	Cooperation	77
5.7	Non-Disparagement	77
5.8	IT Transition	78
5.9	Restrictions on ATLAS; ATLAS Development Activities	78
5.10	Delivery of Navient Licensed Systems	80

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		80

6.1	Agreement for Exchange of Information; Archives	80
6.2	Ownership of Information	80
6.3	Compensation for Providing Information	81
6.4	Record Retention	81
6.5	Limitations of Liability	81
6.6	Other Agreements Providing for Exchange of Information	81
6.7	In-House Lawyers and Other Legal Staff	81
6.8	Production of Witnesses; Records; Cooperation	84
6.9	Confidentiality	85
6.10	Protective Arrangements	86

ARTICLE VII GOVERNANCE AND DISPUTE RESOLUTION		86

7.1	Program Managers; Separation Oversight Committee	86
7.2	Escalation Process; Good Faith Negotiation	88
7.3	Dispute Resolution	90
7.4	Continuation of Services and Commitments	93

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		93

8.1	Further Assurances	93

ARTICLE IX TERMINATION		95

9.1	Termination	95
9.2	Effect of Termination	95

ARTICLE X MISCELLANEOUS		95

10.1	Counterparts; Entire Agreement; Corporate Power	95
10.2	Governing Law	95
10.3	Assignability	96
10.4	Third Party Beneficiaries	96
10.5	Notices	97
10.6	Severability	97
10.7	Force Majeure	97
10.8	Publicity	98
10.9	Expenses	98
10.10	Headings	98
10.11	Survival of Covenants	98
10.12	Waivers of Default	98
10.13	Specific Performance; Resolution of Certain Disputes	98
10.14	Amendments	99

-ii-

10.15	Interpretation	99
10.16	Limitations of Liability	100
10.17	Performance	100
10.18	Schedules.	100

-iii-

EXHIBITS

Exhibit A	[reserved]
Exhibit B	Existing SLM Holdco Operating Agreement
Exhibit C	Navient By-laws
Exhibit D	Navient Certificate of Incorporation
Exhibit E	Plan of Merger
Exhibit F	SMI Certificate of Incorporation

SCHEDULES

Schedule 1.1(a)	Notes
Schedule 1.1(b)	Securitization Trusts
Schedule 1.2(b)	SLM BankCo Contracts
Schedule 1.5(a)	Navient Registrable IP
Schedule 1.5(b)	SLM BankCo Registrable IP
Schedule 1.6	Private Loan Servicing Assets
Schedule 1.7	Private Loan Servicing Liabilities
Schedule 1.8(a)	SLM BankCo Systems
Schedule 1.8(b)	Excluded Systems
Schedule 1.8(c)	Private Loan Servicing Business Systems
Schedule 1.9(a)	SLM BankCo Licensed Systems
Schedule 1.9(b)	Navient Licensed Systems
Schedule 2.1(m)	Equity Interests to be Distributed
Schedule 2.2(a)(ii)	Navient Entities
Schedule 2.2(a)(v)(A)	Navient Real Property
Schedule 2.2(a)(v)(B)	Navient Leases
Schedule 2.2(a)(vii)	Other Navient Assets
Schedule 2.2(b)(i)	Assets to be Transferred to SLM BankCo
Schedule 2.2(b)(iii)	SLM BankCo Entities
Schedule 2.2(b)(vi)(A)	SLM BankCo Real Property
Schedule 2.2(b)(vi)(B)	SLM BankCo Leases
Schedule 2.3(a)(v)	Discontinued Businesses
Schedule 2.3(a)(i)(B)	Extended Servicing Liability Matters
Schedule 2.3(b)(i)	Pre-Separation Consumer Banking Business Liabilities
Schedule 2.5(a)	Shared Contracts
Schedule 2.10(a)	Agreements to be Terminated
Schedule 2.10(b)	Exceptions to Agreements to be Terminated
Schedule 7.1(a)	Program Managers
Schedule 7.1(b)	Separation Oversight Committee
Schedule 7.3	Dispute Resolution Procedures

-iv-

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 28, 2014 (this “Agreement”), is by and among SLM Corporation, a Delaware corporation (“Existing SLM”), New BLC Corporation, a Delaware corporation (“SLM BankCo”), and Navient Corporation, a Delaware corporation (“Navient”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Existing SLM Board has determined that it is in the best interests of Existing SLM and its stockholders to separate into two separate publicly-traded companies;

WHEREAS, in furtherance of the foregoing, the Existing SLM Board has determined that it is appropriate and desirable for Existing SLM to undergo an internal corporate reorganization as a first step in the separation of its education loan management business from its consumer banking business (the “Separation”), and to thereafter make a distribution, on a pro rata basis, to holders of shares of Existing SLM Common Stock on the Record Date of all the outstanding shares of Navient Common Stock owned by SLM BankCo (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Separation and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions to be undertaken to effect the Separation and the Distribution and certain other agreements that will govern various matters relating to the Separation and the Distribution and the relationship of SLM BankCo, Navient and their respective Subsidiaries following the Separation and the Distribution; and

WHEREAS, prior to the date hereof certain assets, functions and employees have been consolidated within Sallie Mae Bank pursuant to a pre-existing transition plan, and it is the intention of the Parties that such assets, functions and employees remain within Sallie Mae Bank following the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 7.3(c)(ii).

“Acquired Excluded Business” shall have the meaning set forth in Section 5.4(g)(i)(B).

“Action” shall mean any dispute, suit, countersuit, mediation, arbitration or investigation (whether criminal, civil or administrative) by or before any federal, state, local, foreign or international Governmental Authority having authority over a Party or any member of its Group or any mediation or arbitration tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Navient Group shall be deemed an Affiliate of any member of the SLM BankCo Group and (b) no member of the SLM BankCo Group shall be deemed an Affiliate of any member of the Navient Group, except that the foregoing shall not affect the treatment of SLM BankCo and SMI as “affiliates” for purposes of federal customer data privacy laws, including the Gramm-Leach-Bliley Act, during the Preferred Stock Period.

“Agent” shall mean Computershare Trust Company, N.A., or such other trust company or bank duly appointed by Existing SLM to act as distribution agent, transfer agent and registrar for the shares of Navient Common Stock in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Loan Servicing Agreement, the Joint Marketing Agreement, the Key Systems Agreement, the Data Sharing Agreement, the Sublease Agreement, any contract, letter or instrument that expressly identifies itself as an “Ancillary Agreement” within the meaning hereof and the Transfer Documents.

“Applicable Deadline” shall have the meaning set forth in Section 7.3(c)(i).

“Applicable Non-Compete Period” shall have the meaning set forth in Section 5.4(f).

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitrable Dispute” shall have the meaning set forth in Section 7.3(c).

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Notice” shall have the meaning set forth in Section 7.3(c).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“ATLAS Development Projects” shall have the meaning set forth in Section 5.9(b).

“ATLAS Software” shall mean the Software, Technology and related Intellectual Property that comprises the ATLAS System, excluding any Third Party Software.

“ATLAS System” shall mean the private credit originations engine that supports the primary business functions to (i) enable loan origination and (ii) conduct the core integration of all components necessary to complete loan originations, including all equipment, Software, and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such system as of the Effective Time.

“Auction Rate Securities and Reset Rate Notes” shall mean all outstanding notes of each series listed on Schedule 1.1(a).

“Cash Contribution” shall have the meaning set forth in Section 2.2(b)(iv).

“Certificate of Merger” shall mean the Certificate of Merger to be filed pursuant to Section 251(g) of the DGCL in furtherance of the Merger, substantially in the form of Exhibit A to the Plan of Merger.

“Change in Law or Interpretation” shall have the meaning set forth in Section 2.3(a)(i)(A).

“Change of Control” shall mean, with respect to Navient or SLM BankCo, as applicable, the occurrence after the Effective Time of any of the following: (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party or such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a party with or into any other entity, immediately following which the then-current stockholders of the party, as such, fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly-traded parent entity; (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least a majority of the voting power in the election of directors of all the outstanding voting securities of such party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction, or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors.

“Citibank Loan Agreement” shall mean that certain Term Loan Agreement dated as of September 17, 2010 by and among Bull Run 1 LLC, as Borrower, SLM, as Guarantor, Citibank, N.A., as the Administrative Agent, the Syndicate Agent, the Collateral Agent, and a Lender, and additional lenders that may become a party thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“College Planning Tools” means the Software, Technology and related Intellectual Property owned by SLM BankCo and the other members of the SLM BankCo Group as of the Effective Time that comprises the following IT systems: (i) College Planning Calculator (f/k/a Education Investment Planner); (ii) the content hosted on the College Ahead (f/k/a College Answer) website; and (iii) the content hosted on 529.com website. For the avoidance of doubt, “College Planning Tools” shall not include the uniform resource locators (URLs) associated with (ii) and (iii).

“Contribution” shall have the meaning set forth in Section 2.1(k).

“Covered Personnel” shall have the set forth in Section 5.5.

“Data Sharing Agreement” shall mean the Data Sharing Agreement to be entered into by and between SLM BankCo and Navient or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Deficient Loans” shall have the meaning set forth in Section 4.2(f).

“Delayed Navient Asset” shall have the meaning set forth in Section 2.6(c).

“Delayed Navient Liability” shall have the meaning set forth in Section 2.6(c).

“Delayed SLM BankCo Asset” shall have the meaning set forth in Section 2.6(h).

“Delayed SLM BankCo Liability” shall have the meaning set forth in Section 2.6(h).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Document” shall mean (i) any registration statement (including the Form 10 and any Form S-8, Form S-1 or Form S-3) filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, which in each case is filed or provided primarily to describe the Separation, the Distribution or the Navient Group or primarily relates to transactions contemplated under this Agreement or any Ancillary Agreement, (ii) any registration statement, periodic report or other disclosure document filed with the SEC or any other Governmental Authority by any Party prior to the Effective Time and (iii) any documents incorporated by reference in the filings described in clauses (i) and (ii) above.

“Dispute” shall have the meaning set forth in Section 7.2(a)(i).

“Dispute Notice” shall have the meaning set forth in Section 7.2(a)(i).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean April 30, 2014.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“D&O Tail Policy” shall mean the six year directors’ and officers’ liability insurance policy purchased by Existing SLM with respect to liabilities arising prior to the Effective Time.

“DSLP Loans” shall mean educational loans provided by the William D. Ford Federal Direct Loan Program to students and parent borrowers directly through the U.S. Department of Education rather than through a bank or other lender.

“Effective Time” shall mean 4:00 p.m., Eastern Standard Time, on the Distribution Date.

“Effective Time Sallie Mae” shall mean SLM BankCo and its Subsidiaries (including Navient and Existing SLM Holdco), as constituted immediately prior to the Effective Time.

“Eligible Offering” shall have the meaning set forth in Section 5.6(b).

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between SLM BankCo and Navient or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Equity Distribution” shall have the meaning set forth in Section 2.1(m).

“Equity Interests” of any Person shall mean any membership interests, capital stock or other equity interest or any securities convertible into or exchangeable for equity interests, or any other rights, warrants or options (whether or not currently exercisable) to acquire any of the foregoing securities.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded SMI Projects” has the meaning set forth in the Transition Services Agreement.

“Excluded Systems” shall mean the Effective Time Sallie Mae IT systems listed on Schedule 1.8(b).

“Existing SLM” shall have the meaning set forth in the Preamble; provided, that all references to Existing SLM in this Agreement shall be to Existing SLM as it exists prior to the Merger Effective Time.

“Existing SLM Common Stock “ shall mean the common stock, par value $0.20 per share, of Existing SLM.

“Existing SLM Board” shall mean the Board of Directors of Existing SLM and any authorized committee thereof, as constituted prior to the Merger Effective Time.

“Existing SLM Holdco” shall mean the limited liability company that is the surviving Person in the Merger.

“Existing SLM Holdco Operating Agreement” shall mean the limited liability company agreement of Existing SLM Holdco, substantially in the form of Exhibit B.

“Existing SLM Lawyers” shall have the meaning set forth in Section 6.7(a).

“Existing SLM Series A Preferred Stock” shall mean the 6.97% Cumulative Redeemable Preferred Stock, Series A, par value $0.20 per share, of Existing SLM.

“Existing SLM Series B Preferred Stock” shall mean the Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share, of Existing SLM.

“Extended Servicing Cut-off Date” shall mean the third anniversary of the Operational Servicing Date.

“FFELP Loans” shall mean education loans to students and parents of students that are guaranteed or reinsured in accordance with the Federal Family Education Loan Program, initiated by Title IV of the Higher Education Act of 1965 and terminated (as to new loans) under the Health Care and Education Reconciliation Act of 2010.

“FHLB-DM Facility” shall mean (a) the Advances, Pledge and Security Agreement between HICA Education Loan Corporation and the Federal Home Loan Bank of Des Moines, dated January 15, 2010, and (b) the Affiliate Collateral Pledge and Security Agreement between SLM Education Credit Finance Corporation, HICA Education Loan Corporation and the Federal Home Loan Bank of Des Moines, dated January 15, 2010.

“First Look Period” shall have the meaning set forth in Section 5.6(b).

“Force Majeure” shall mean a force not reasonably within the control of the party (including acts of God, acts of war, riots, insurrections, illegality of performance, strikes or other industrial disturbances, breakage or accident to machinery or equipment, fires, earthquakes, hurricanes, floods and other disasters). For the avoidance of doubt, the following events shall not constitute Force Majeure events: (a) acts or omissions of subcontractors; and (b) delays or failures to the extent they could have been avoided or their impact mitigated through the use of commercially reasonable business continuity measures.

“Form 10” shall mean the Registration Statement on Form 10 filed by Navient with the SEC to effect the registration of shares of Navient Common Stock pursuant to the Exchange Act in connection with the Distribution, as such Registration Statement may be amended (including by post-effective amendment) or supplemented from time to time prior to the Distribution Date.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, county, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Government Education Loan” shall mean a loan issued expressly for post-secondary educational expenses to a borrower that is made, insured, guaranteed or subsidized by a Governmental Authority, other than a FFELP Loan or a DSLP Loan.

“Group” shall mean either the Navient Group and/or the SLM BankCo Group, as the context requires.

“Historical P/C Policies” means any historical occurrence-based property and casualty policies of insurance held by Effective Time Sallie Mae or its predecessors at any time prior to the Effective Time.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Indentures” shall mean (i) that certain Indenture, dated as of October 1, 2000, between Existing SLM (formerly USA Education, Inc.) and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank, as amended or supplemented from time to time, and (ii) that certain Indenture, dated as of April 25, 2006, between Existing SLM and Deutsche Trustee Company Limited, as amended or supplemented from time to time.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), hard copy audit, external audit and internal control records and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement forming part of the Form 10, which is to be delivered to Record Holders in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution Date.

“Initial Cash Contribution” shall mean $425 million.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured.

“Intellectual Property” shall mean all of the following, whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall have the meaning set forth in Section 3.3(a)(iii).

“IT Transition” shall have the meaning set forth in Section 5.8.

“IT Transition Milestones” shall have the meaning set forth in the Transition Services Agreement.

“Joint E&O Policy” shall mean the errors and omissions liability insurance policy jointly purchased by SLM BankCo and Navient.

“Joint F.I. Bond Policy” shall mean the Financial Institutions Bond policy jointly purchased by SLM BankCo and Navient.

“Joint Legal Materials” shall have the meaning set forth in Section 6.7(d).

“Joint Marketing Agreement” shall mean the Joint Marketing Agreement to be entered into by and between SLM BankCo and Navient or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Joint Materials” shall have the meaning set forth in Section 5.9(b).

“Key Systems Agreement” shall mean the Key Systems Agreement to be entered into by and between SLM BankCo and Navient or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Large New Government Education Loan” shall mean a Government Education Loan created pursuant to a Law adopted or enacted after the Effective Time and as to which originations are reasonably expected to equal or exceed $50 billion per annum. For the avoidance of doubt, “Large New Government Education Loan” does not include a loan that consolidates or refinances an education loan.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Legacy Indebtedness” shall mean (a) all unsecured notes issued by Existing SLM pursuant to the Indentures, (b) all Auction Rate Securities and Reset Rate Notes, (c) all advances under the FHLB-DM Facility, (d) any indebtedness for borrowed money under the Citibank Loan Agreement and (e) any other indebtedness of SLM Holdco or any of its Subsidiaries as of the Effective Time.

“Legacy Swaps” shall mean all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate swaps or options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing entered into by Existing SLM and in effect as of or before the Effective Time, including any of the foregoing entered into in connection with or by reference to any Legacy Indebtedness or Securitization Trust Notes.

“Legal Materials” shall have the meaning set forth in Section 6.7(d).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third Party Claim), demand, action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“linked” shall have the meaning set forth in Section 2.11(a).

“Loan Servicing Agreement” shall mean the Amended and Restated Loan Servicing and Administration Agreement to be entered into by and between SLM BankCo and Navient or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Losses” shall mean actual realized losses, costs, damages, amounts paid in settlement or restitution, fines, civil money and other penalties and expenses (including reasonable legal and accounting fees and reasonable expenses and costs of investigation and litigation), whether or not involving a Third Party Claim.

“M&A Out Date” shall have the meaning set forth in Section 5.4(g).

“Mediation Request” shall have the meaning set forth in Section 7.3(b).

“Merger” shall have the meaning set forth in Section 2.1(i).

“MergerSub” shall mean Navient, LLC, a Delaware limited liability company.

“Merger Effective Time” shall mean the date and time when the Merger shall become effective in accordance with the DGCL and the DLLCA.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Navient” shall have the meaning set forth in the Preamble.

“Navient Accounts” shall have the meaning set forth in Section 2.11(a).

“Navient Assets” shall have the meaning set forth in Section 2.2(a).

“Navient Balance Sheet” shall mean the unaudited pro forma consolidated balance sheet of Navient, including the notes thereto, as of December 31, 2013, as set forth under the caption “Unaudited Pro Forma Condensed Consolidated Financial Statements” in the Information Statement.

“Navient Board” shall mean the Board of Directors of Navient and any authorized committee thereof.

“Navient Business” shall mean all businesses, operations and activities conducted at any time from and after the Effective Time by the Navient Group.

“Navient Bylaws” shall mean the Amended and Restated Bylaws of Navient, substantially in the form of Exhibit C.

“Navient Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Navient, substantially in the form of Exhibit D.

“Navient Common Stock” shall mean the common stock, par value $0.01 per share, of Navient authorized by the Navient Certificate of Incorporation.

“Navient Contracts” shall mean any contracts and agreements, other than SLM BankCo Contracts, to which Effective Time Sallie Mae is a party or by which Effective Time Sallie Mae’s Assets are bound at or prior to the Effective Time, whether or not in writing, including the following:

(a) any customer, marketing, co-marketing, supply or vendor contracts or agreements entered into prior to the Effective Time that relates to the Pre-Separation Education Loan Management Business;

(b) (i) any indenture, servicing agreement or administration agreement or other transaction documents entered into by the Securitization Trusts, (ii) any trust agreements governing the Securitization Trusts, (iii) the Excess Distribution Certificates issued by the Securitization Trusts and (iv) any underwriting agreement, pricing agreement, purchase agreement (and the master securitization terms thereto), sale agreement or interim trust agreement entered into by any member of the Navient Group or the SLM BankCo Group in respect of the Securitization Trusts, but shall exclude purchase agreements and the like entered into by any member of the SLM BankCo Group;

(c) each FFELP Loan and each Private Education Loan that is not owned by Sallie Mae Bank;

(d) subject to Section 2.14, any license agreement related exclusively to the Pre-Separation Education Loan Management Business;

(e) any guarantee, indemnity, representation, warranty or other Liability of Effective Time Sallie Mae in respect of any other Navient Contract, any Navient Liability or the Pre-Separation Education Loan Management Business;

(f) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any employee, independent contractor or consultant of the Navient Group that is in effect as of the Effective Time;

(g) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Pre-Separation Education Loan Management Business or entered into by or on behalf of any member (including any division or business unit) of the Navient Group;

(h) the Indentures and the Legacy Indebtedness;

(i) the Legacy Swaps; and

(j) any other documents or agreements not entered into, retained by or expressly assumed by a member of the SLM BankCo Group pursuant to this Agreement or any Ancillary Agreement.

“Navient Counsel” shall have the meaning set forth in Section 6.7(a).

“Navient Entities” shall have the meaning set forth in Section 2.2(a)(ii).

“Navient Excluded Persons” shall mean such Persons (and their respective successors) as may be agreed by Navient and SLM BankCo in writing for purposes of Section 5.4(b)(iii), Section 5.4(b)(iv) and Section 5.4(g)(i).

“Navient Group” shall mean Navient, each Subsidiary of Navient and each Affiliate of Navient, as constituted as of and after the Effective Time.

“Navient Indemnitees” shall have the meaning set forth in Section 4.3.

“Navient Intellectual Property” shall mean (a) the Navient Names, Navient Marks and Navient Patents, (b) all Other IP that is not used or held for use exclusively in the Pre-Separation Consumer Banking Business, (c) the Intellectual Property that is an integral part of the Excluded Systems, (d) SMI’s undivided joint ownership interest in the ATLAS Software and (e) the SMI Licensed IP.

“Navient Liabilities” shall have the meaning set forth in Section 2.3(a).

“Navient Licensed Systems” means the Software, Technology and related Intellectual Property owned by Navient as of the Effective Time that comprises the IT systems identified on Schedule 1.9(b).

“Navient Names and Navient Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of any word or element owned, held or licensed by Effective Time Sallie Mae, including those listed on Schedule 1.5(a) (in block letters or otherwise), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing, in each case other than names, marks, trade dress, logos, monograms, domain names and other source or business identifiers that are SLM BankCo Names and SLM BankCo Marks.

“Navient Licensed Materials” shall have the meaning set forth in Section 2.14(a).

“Navient Patents” means the United States patents identified on Schedule 1.5(a), including all provisionals, divisions, reexaminations, continuations and continuations-in-part, and all reissues and extensions thereof.

“Navient Program Manager” shall have the meaning set forth in Section 7.1(a)(i).

“Navient Restricted Business” shall have the meaning set forth in Section 5.4(b).

“Navient Software” shall mean all Software, other than the SLM BankCo Software, owned or licensed by Effective Time Sallie Mae, including the Software that is an integral part of the Excluded Systems; provided, that Navient Software expressly excludes ATLAS Software and the Software that comprises the SLM BankCo Licensed Systems.

“Navient Technology” shall mean all Technology, other than the SLM BankCo Technology, owned or licensed by Effective Time Sallie Mae, including the Technology that is an integral part of the Excluded Systems; provided, that Navient Technology expressly excludes the Technology that is an integral part of each of the ATLAS Software and the SLM BankCo Licensed Systems.

“Navient Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Non-assignable Contract” shall have the meaning set forth in Section 2.5(a).

“Non-Competition Period” shall have the meaning set forth in Section 5.4(b).

“Non-Solicitation Period” shall have the meaning set forth in Section 5.5.

“Offering Party” shall have the meaning set forth in Section 5.6(b).

“Operating Agreement Amendment” shall have the meaning set forth in Section 5.3.

“Operating Agreement Amendment Proposal” shall have the meaning set forth in Section 5.3.

“Operational Servicing Date” shall mean the first day on which SLM BankCo and Navient are operating under separate loan servicing clients for Private Education Loans on the loan servicing system of their common servicing system vendor.

“Other IP” shall mean all Intellectual Property that is owned by, licensed by or to, or sublicensed by Effective Time Sallie Mae.

“Parties” shall mean (i) prior to the Effective Time, Existing SLM (including for this purpose only, Existing SLM Holdco after the Merger Effective Time), Navient and SLM BankCo and (ii) from and after the Effective Time, Navient and SLM BankCo.

“Permitted Government Education Loan” shall mean a Government Education Loan that is made by a private lender which retains significant credit risk. For the avoidance of doubt, “Permitted Government Education Loan” does not include a loan that consolidates or refinances an education loan.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Merger” shall mean the Agreement and Plan of Merger by and among Existing SLM, SLM BankCo and MergerSub, substantially in the form of Exhibit E.

“Preferred Stock Period” shall have the meaning set forth in the SMI Certificate of Incorporation.

“Pre-Separation Consumer Banking Business” shall mean the businesses, operations and activities conducted immediately prior to the Effective Time by Sallie Mae Bank, Upromise and Sallie Mae Business Services and their Subsidiaries.

“Pre-Separation Education Loan Management Business” shall mean (a) all businesses, operations and activities conducted at any time prior to the Merger Effective Time by or on behalf of Existing SLM and its Subsidiaries and Affiliates, other than the Pre-Separation Consumer Banking Business, and (b) all businesses, operations and conducted at any time prior to the Merger Effective Time by or on behalf of Existing SLM and its current and former Subsidiaries and Affiliates that have been sold, divested or discontinued.

“Prime Rate” shall mean the latest U.S. prime rate as published by the U.S. edition of the Wall Street Journal under the section “Borrowing Benchmarks—Money Rates—Prime Rate” (or any replacement to that section).

“Private Education Loan” shall mean (A) a loan provided by a private educational lender that (i) is not a Government Education Loan or a FFELP Loan and (ii) is issued expressly for post-secondary educational expenses to a borrower, regardless of whether the loan is provided through the educational institution that the subject student attends or directly to the borrower from the private educational lender. For the avoidance of doubt, “Private Education Loan” does not include (x) an extension of credit under an open end consumer credit plan, a reverse mortgage transaction, a residential mortgage transaction or any other loan that is secured by real property or a dwelling or (y) a loan that consolidates or refinances an education loan.

“Private Loan Servicing Assets” shall mean (i) the Private Loan Servicing Registrable IP, (ii) the Intellectual Property, Software and Technology owned by SMI and that is used or held for use exclusively in the Pre-Separation Consumer Banking Business, including the Intellectual Property, Software and Technology that is an integral part of the SLM BankCo Systems, but excluding the ATLAS Software and the Intellectual Property, Software and Technology that is an integral part of the Excluded Systems, (iii) all of the Equity Interests of Sallie Mae Business Services (iv) those Assets of SMI identified on Schedule 1.6, which are to be transferred to Private ServiceCo, and (v) the assignment of a perpetual license to the Software, Technology and related Intellectual Property that comprises the third-party Software component of the ATLAS System.

“Private Loan Servicing Business” shall mean the business, operations and activities conducted at any time after the Effective Time by Private Service Co.

“Private Loan Servicing Business Systems” shall mean the Effective Time Sallie Mae IT systems listed on Schedule 1.8(c).

“Private Loan Servicing Registrable IP” shall mean the Registrable IP, SLM BankCo Patents, SLM BankCo Name and SLM BankCo Marks set forth on Schedule 1.5(b) to be transferred to Private ServiceCo.

“Private Loan Servicing Liabilities” shall mean all of Liabilities of SMI that are to be transferred to Private ServiceCo and that are not Navient Liabilities, as set forth on Schedule 1.7.

“Private ServiceCo” shall mean SMB Servicing Company, Inc., a Delaware corporation.

“Program Managers” shall have the meaning set forth in Section 7.1(a)(ii).

“RE 2” shall have the meaning set forth in Section 2.1(d).

“RE 3” shall have the meaning set forth in Section 2.1(d).

“RE 5” shall have the meaning set forth in Section 2.1(g).

“Record Date” shall mean 4:00 p.m., Eastern Standard Time, on April [30], 2014.

“Record Holders” shall mean the holders of record of issued and outstanding shares of Existing SLM Common Stock as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Sallie Mae Bank” shall mean Sallie Mae Bank, a Utah industrial bank and insured depository institution.

“Sallie Mae Board” shall mean (i) the Existing SLM Board prior to the Merger Effective Time and (ii) the SLM BankCo Board from and after the Merger Effective Time up to the Effective Time.

“Sallie Mae Business Services” shall mean Sallie Mae Business Services, LLC, a Delaware limited liability company.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securitization Trust Notes” shall mean all notes backed by FFELP Loans or Private Education Loans issued by the Securitization Trusts.

“Securitization Trusts” shall mean any Delaware statutory trust established by any member of the Navient Group or the SLM BankCo Group prior to the Effective Time for the purpose of issuing notes backed by FFELP Loans or Private Education Loans, including those listed on Schedule 1.1(b).

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Oversight Committee” shall have the meaning set forth in Section 7.1(b)(i).

“Separation Oversight Period” shall have the meaning set forth in Section 7.1(a)(iii).

“Servicing Liability Cut-off Date” shall mean the third anniversary of the Effective Time.

“Shared Contract” shall have the meaning set forth in Section 2.5(a).

“Shared Policies” shall have the meaning set forth in Section 5.1(c).

“SLM BankCo” shall have the meaning set forth in the Preamble.

“SLM BankCo Accounts” shall have the meaning set forth in Section 2.11(a).

“SLM BankCo Assets” shall have the meaning set forth in Section 2.2(b).

“SLM BankCo Balance Sheet” shall mean the consolidated balance sheet of SLM BankCo, including the notes thereto, as of December 31, 2013, to be filed as an exhibit on Form 8-K by SLM BankCo within four business days after the Distribution Date.

“SLM BankCo Board” shall mean the board of directors of SLM BankCo and any authorized committee thereof, as it is constituted from and after the Merger Effective Time.

“SLM BankCo Business” shall mean the businesses, operations and activities conducted at any time from and after the Effective Time by the SLM BankCo Group.

“SLM BankCo Bylaws” shall mean the Amended and Restated Bylaws of SLM BankCo in effect as of the Effective Time.

“SLM BankCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SLM BankCo in effect as of the Effective Time.

“SLM BankCo Contracts” shall mean the contracts and agreements (whether or not in writing) listed on Schedule 1.2(b) or entered into, assumed by or assigned to a member of the SLM BankCo Group as of the Effective Time.

“SLM BankCo Common Stock” shall mean the common stock, par value $0.20 per share, authorized by the SLM BankCo Certificate of Incorporation.

“SLM BankCo Counsel” shall have the meaning set forth in Section 6.7(a).

“SLM BankCo Entities” shall have the meaning set forth in Section 2.2(b)(iii).

“SLM BankCo GAAP Equity” shall mean the consolidated equity of SLM BankCo, as determined under generally accepted accounting principles followed by SLM BankCo, as of the Distribution Date after giving effect to the Separation and the Distribution but before giving effect to the Initial Cash Contribution.

“SLM BankCo Group” shall mean SLM BankCo, each Subsidiary of SLM BankCo and each Affiliate of SLM BankCo, as constituted as of and after the Effective Time.

“SLM BankCo Indemnitees” shall have the meaning set forth in Section 4.2.

“SLM BankCo Intellectual Property” shall mean (a) the SLM Name, SLM BankCo Marks and SLM BankCo Patents, and (b) all Other IP that is used or held for use exclusively in the Pre-Separation Consumer Banking Business, including the Intellectual Property that is an integral part of the SLM BankCo Systems, but excluding the Intellectual Property that is an integral part of the Excluded Systems.

“SLM BankCo Liabilities” shall have the meaning set forth in Section 2.3(b).

“SLM BankCo Licensed Systems” means the Software, Technology and related Intellectual Property owned by SLM BankCo as of the Effective Time that comprises the IT systems identified on Schedule 1.9(a).

“SLM BankCo Patents” means the United States patents identified on Schedule 1.5(b), including all provisionals, divisions, reexaminations, continuations and continuations-in-part, and all reissues and extensions thereof.

“SLM BankCo Program Manager” shall have the meaning set forth in Section 7.1(a)(ii).

“SLM BankCo Restricted Business” shall have the meaning set forth in Section 5.4(c).

“SLM BankCo Series A Preferred Stock” shall mean the 6.97% Cumulative Redeemable Preferred Stock, Series A, par value $0.20 per shares, of SLM BankCo, as authorized by the SLM BankCo Certificate of Incorporation.

“SLM BankCo Series B Preferred Stock” shall mean the Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per shares, of SLM BankCo, as authorized by the SLM BankCo Certificate of Incorporation.

“SLM BankCo Software” shall mean all Software that is owned or licensed by Effective Time Sallie Mae that is used or held for use exclusively in the Pre-Separation Consumer Banking Business, including the Software that is an integral part of the SLM BankCo Systems, but excluding the Software that is an integral part of the Excluded Systems and the Software that comprises the Navient Licensed Systems.

“SLM BankCo Systems” shall mean the Effective Time Sallie Mae IT systems listed on Schedule 1.8(a).

“SLM BankCo Technology” shall mean all Technology that is owned or licensed by Effective Time Sallie Mae that is used or held for use exclusively in the Pre-Separation Consumer Banking Business, including the Technology that is an integral part of the SLM BankCo Systems, but excluding the Technology that is an integral part of each of the Excluded Systems or the Navient Licensed Systems.

“SLM BankCo Transfer Documents” shall have the meaning set forth in Section 2.4(a).

“SLM BankCo Names and SLM BankCo Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Effective Time Sallie Mae using or containing “Sallie Mae,” “SLM,” or any other word or element listed on Schedule 1.5(b) (in block letters or otherwise), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“SMI” shall mean Sallie Mae, Inc., a Delaware corporation (it being acknowledged that Sallie Mae, Inc. will change its name to Navient Solutions, Inc. on or about the Effective Time).

“SMI Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SMI, substantially in the form of Exhibit F.

“SMI Board” shall mean the board of directors of SMI and any authorized committee thereof.

“SMI Licensed IP” shall have the meaning set forth in Section 2.1(k)(iv).

“SMI Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of SMI authorized by the SMI Certificate of Incorporation.

“SMI Preferred Stock Issuance” shall have the meaning set forth in Section 2.1(n).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Sublease Agreement” shall mean the Sublease Agreement relating to the real property in Reston, Virginia to be subleased by Navient (or one of its Subsidiaries) to SLM BankCo (or one or more of its Subsidiaries ) to be entered into by and between SLM BankCo and Navient or one or more of their respective Subsidiaries in connection with the Separation and the Distribution.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, trust or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement to be entered into by and between SLM BankCo and Navient or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party Claim” shall have the meaning set forth in Section 4.5(a).

“Threatened Action” shall mean any subpoena, written findings of an examination or other notice of intent, formal or informal, sufficient to specifically allege or cite unfair, deceptive, abusive or discriminatory practices or for any other reason to create the material risk of an Action or demand for damages, fines, civil money penalties or restitution by or before any federal, state, local, foreign or international Governmental Authority having authority over a Party or any member of its Group or any mediation or arbitration tribunal.

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between SLM BankCo and Navient in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Trigger Event” shall have the meaning set forth in Section 4.2(e).

“Unreleased Navient Liability” shall have the meaning set forth in Section 2.8(b).

“Unreleased SLM BankCo Liability” shall have the meaning set forth in Section 2.9(b).

“Upromise” shall mean Upromise, Inc., a Delaware corporation.

ARTICLE II

THE SEPARATION

The Reorganization and Separation. Prior to the Distribution, the Parties shall take or cause to be taken the following actions (to the extent not taken prior to the date hereof):

(a) Formation of Navient; Charter Documents. The Parties acknowledge that Existing SLM caused Navient to be formed as a wholly owned Subsidiary of Existing SLM on November 7, 2013, for the purpose of holding the Navient Assets following the Separation and the Distribution. By no later than the Merger Effective Time, Existing SLM and Navient shall cause to be taken such action as may be required under the DGCL and Navient’s charter documents to cause Navient’s certificate of incorporation to become the Navient Certificate of Incorporation and Navient’s bylaws to become the Navient Bylaws.

(b) Formation of Private ServiceCo. The Parties acknowledge that SMI caused Private ServiceCo to be formed as a wholly owned Subsidiary of SMI on September 12, 2013, for the purpose of holding the Private Loan Servicing Business following the Separation and the Distribution.

(c) Formation of SLM BankCo; Charter Documents. The Parties acknowledge that Existing SLM caused SLM BankCo to be formed as a wholly owned Subsidiary of Existing SLM on December 2, 2013, for the purpose of holding the SLM BankCo Assets following the Separation and the Distribution.

(d) Formation of RE 3. The Parties acknowledge that Existing SLM caused RE Services 2, LLC, a wholly owned subsidiary of Existing SLM (“RE 2”), to form RE Services 3, LLC, a Delaware limited liability company (“RE 3”), as a wholly owned Subsidiary of RE 2 on October 7, 2013, for the purpose of holding RE 2’s building located at 8320 Craig Street, Indianapolis, Indiana.

(e) Contribution to RE 3. The Parties acknowledge that Existing SLM caused RE 2 to contribute the building located at 8320 Craig Street, Indianapolis, Indiana, to RE 3 on April 16, 2014.

(f) Distribution of RE 3 to Existing SLM. On April 28, 2014, RE 2 distributed 100% of the membership interests of RE 3 to Existing SLM, such that RE 3 is a wholly owned Subsidiary of Existing SLM.

(g) Contribution of RE 3 and RE 5 to Sallie Mae Bank. On April 28, 2014, Existing SLM contributed 100% of the membership interests in RE 3 and 100% of the stock of RE Services 5, Inc., a Delaware corporation (“RE 5”), to Sallie Mae Bank, such that each of RE 3 and RE 5 is a wholly owned Subsidiary of Sallie Mae Bank.

(h) Formation of MergerSub. The Parties acknowledge that SLM BankCo caused MergerSub to be formed as a wholly owned Subsidiary of SLM BankCo on April 7, 2014.

(i) Merger of Existing SLM and MergerSub. On the Distribution Date but prior to the Effective Time, Existing SLM shall merge with and into MergerSub (the “Merger”) in accordance with Section 251(g) of the DGCL and Section 18-209 of the DLLCA, the Certificate of Merger and the Plan of Merger. As a result of the Merger and in accordance with the Plan of Merger: (i) MergerSub shall (x) continue as the surviving entity, (y) be governed by the Existing SLM Holdco Operating Agreement and (z) remain a wholly owned Subsidiary of SLM BankCo; (ii) each issued and outstanding share of Existing SLM Common Stock shall be converted into one share of SLM BankCo Common Stock; (iii) each issued and outstanding share of Existing SLM Series A Preferred Stock shall be converted into one share of SLM BankCo Series A Preferred Stock; and (iv) each issued and outstanding share of Existing SLM Series B Preferred Stock shall be converted into one share of SLM BankCo Series B Preferred Stock. The directors of Existing SLM immediately prior to the Merger Effective Time shall be the directors of SLM BankCo as of the Merger Effective Time, and the officers of SLM BankCo immediately prior to the Merger Effective Time shall remain the officers of SLM BankCo as of the Merger Effective Time.

(j) Name Change of SLM BankCo. SLM BankCo shall file an amendment to the SLM BankCo Certificate of Incorporation to change its name to “SLM Corporation” as of or immediately following the Merger Effective Time, and Existing SLM shall take such action as may be required under applicable Law to permit such filing.

(k) Contribution of Private Loan Servicing Business. Following the Merger Effective Time, Existing SLM Holdco shall cause SMI to contribute to Private ServiceCo all of the Private Loan Servicing Assets and Private Loan Servicing Liabilities, and Private ServiceCo shall accept such Private Servicing Loan Assets and assume such Private Loan Servicing Liabilities, as follows (the “Contribution”):

(i) Transfer and Assignment of Private Loan Servicing Assets. Existing SLM Holdco shall cause SMI to contribute, assign, transfer, convey and deliver to Private ServiceCo, and Private ServiceCo shall accept, from SMI, all of the direct or indirect right, title and interest in and to all of the Private Loan Servicing Assets.

(ii) Acceptance and Assumption of Private Loan Servicing Liabilities. Existing SLM Holdco shall cause SMI to assign to Private ServiceCo, and Private ServiceCo shall assume and agree faithfully to timely perform, discharge and fulfill in accordance with their respective terms, all of the Private Loan Servicing Liabilities.

(iii) Contribution of Joint Ownership Interest in ATLAS Software. Existing SLM Holdco shall cause SMI to contribute, assign, transfer, convey and deliver to Private ServiceCo an undivided joint ownership interest in and to the ATLAS Software, subject to SMI’s retention of an undivided joint ownership interest and associated rights in and to the ATLAS Software. Subject to the agreement as joint owners to the restrictions set forth in Section 5.9(a), and the rights to certain derivative works as set forth in Section 5.9(a), each joint owner of the ATLAS Software shall otherwise have full rights of ownership with respect to the ATLAS Software, including, but not limited to the right to reproduce, use, develop, improve, perform, display, manufacture, create derivative works of, and otherwise fully exploit the ATLAS Software without restriction and in parallel with each other without the further consent of, or accounting to, the other joint owner. For the avoidance of doubt, subject to Section 5.9(b), all derivative works prepared from the ATLAS Software or any part thereof after the Effective Time shall be and remain the exclusive property of the member of the Navient Group or the SLM BankCo Group, as applicable, developing such derivative work of the ATLAS Software. Each joint owner of the ATLAS Software shall have all right and ability to obtain registrations of the Registrable IP with respect to the derivative works of the ATLAS Software created by it without the consent of, or accounting to, the other joint owner.

(iv) Contribution of License to SMI Licensed IP. Existing SLM Holdco shall cause SMI to contribute, assign, transfer, convey and deliver to Private ServiceCo a nonexclusive, perpetual, royalty-free, transferable, assignable, sublicenseable, worldwide right and license to all Intellectual Property, Technology and Software, in each case (1) owned by SMI and (2) used or held for use in connection with or integral to the Private Loan Servicing Business Systems (the “SMI Licensed IP”), including, but not limited to the right to reproduce, use, develop, improve, perform, display, distribute, sell, offer to sell, nonexclusively license and sublicense, create derivative works from, and otherwise fully exploit without restriction, the SMI Licensed IP. For the avoidance of doubt, SMI Licensed IP expressly excludes (x) the ATLAS Software (as joint ownership of the same will be granted to Private ServiceCo in accordance with paragraph (iii) above), and (y) Private Loan Servicing Registrable IP (as the same will be contributed to Private ServiceCo in accordance with paragraph (i) above).

(l) Distribution of Private ServiceCo Stock. Following the Contribution and the Merger Effective Time and prior to the Effective Time, Existing SLM Holdco shall cause SMI to distribute all of the Equity Interests of Private ServiceCo to Existing SLM Holdco, such that Private ServiceCo becomes a wholly owned Subsidiary of Existing SLM Holdco.

(m) Distribution of Equity Interests of Certain Subsidiaries to SLM BankCo. Following the Contribution and the Merger Effective Time and prior to the Effective Time, Existing SLM Holdco shall distribute all of the Equity Interests of each of the Subsidiaries listed on Schedule 2.1(m) to SLM BankCo and Existing SLM shall withdraw as the sole member of The Sallie Mae Fund and SLM BankCo shall become the sole member of The Sallie Mae Fund (collectively, the “Equity Distribution”), such that each of such Subsidiaries becomes a wholly owned Subsidiary of SLM BankCo.

(n) Issuance of SMI Preferred Stock. Existing SLM shall cause SMI to file the SMI Certificate of Incorporation with the Delaware Secretary of State prior to its issuance of the SMI Preferred Stock hereunder. Following the Equity Distribution and prior to the Effective Time, SLM BankCo shall purchase from SMI 200 shares of SMI Preferred Stock for a purchase price of $800 the “SMI Preferred Stock Issuance”).

(o) Contribution of Existing SLM Holdco to Navient. Following the Equity Distribution and the SMI Preferred Stock Issuance and prior to the Effective Time, SLM BankCo shall contribute all of the Equity Interests of Existing SLM Holdco to Navient, such that Existing SLM Holdco becomes a wholly owned Subsidiary of Navient.

(p) Transfer of Other Assets and Assumption of Other Liabilities. Prior to the Effective Time and to the extent not effected pursuant to the preceding provisions of this Section 2.1:

(i) Transfer and Assignment of any Navient Assets held by SLM BankCo. SLM BankCo shall, and shall cause its Subsidiaries to, contribute, assign, transfer, convey and deliver to Navient or a Subsidiary of Navient designated by Navient, and Navient and such Subsidiary shall accept from SLM BankCo and its Subsidiaries, all of SLM BankCo’s and such Subsidiaries’ respective direct or indirect right, title and interest, in and to Navient Assets, if any, owned or held for use by any member of the SLM BankCo Group immediately prior to the Effective Time.

(ii) Acceptance and Assumption of Navient Liabilities. SLM BankCo shall, and shall cause its Subsidiaries to, assign to Navient or a Subsidiary of Navient designated by Navient, and Navient and such Subsidiary shall accept, assume and agree faithfully to timely perform, discharge and fulfill in accordance with their respective terms, Navient Liabilities, if any, held by any member of the SLM BankCo Group immediately prior to the Effective Time.

(iii) Transfer and Assignment of any SLM BankCo Assets held by Navient. Navient shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to SLM BankCo, or a Subsidiary of SLM BankCo designated by SLM BankCo, and SLM BankCo or such Subsidiary shall accept from Navient and its Subsidiaries, all of Navient’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to the SLM BankCo Assets, if any, owned or held for use by Navient or any of its Subsidiaries immediately prior to the Effective Time.

(iv) Acceptance and Assumption of SLM BankCo Liabilities. Navient shall, and shall cause its Subsidiaries to, assign to SLM BankCo or a Subsidiary of SLM BankCo designated by SLM BankCo, and SLM BankCo and such Subsidiary shall accept, assume and agree faithfully to timely perform, discharge and fulfill in accordance with their respective terms, SLM BankCo Liabilities, if any, held by any member of the Navient Group immediately prior to the Effective Time.

(q) Contribution of Private ServiceCo to Sallie Mae Bank. SLM BankCo shall contribute all of the outstanding capital stock of Private ServiceCo to Sallie Mae Bank, such that Private ServiceCo becomes a wholly owned Subsidiary of Sallie Mae Bank.

2.2 Navient Assets; SLM BankCo Assets.

(a) Navient Assets. For purposes of this Agreement, “Navient Assets” shall mean all Assets of Effective Time Sallie Mae other than the SLM BankCo Assets, including the following (without limitation or duplication):

(i) all Navient Contracts and all rights, interests or claims of Effective Time Sallie Mae therein; provided that Navient Contracts that are Shared Contracts shall be governed by Section 2.5 and be treated as Navient Assets to the extent so treated therein;

(ii) all issued and outstanding Equity Interests of any existing or previously formed, owned or existing Subsidiary of Effective Time Sallie Mae, other than the SLM BankCo Entities (such Subsidiaries, the “Navient Entities”), including the Subsidiaries listed on Schedule 2.2(a)(ii);

(iii) except with respect to the license rights granted pursuant to Section 2.14, all rights, interests and claims of Effective Time Sallie Mae to any Navient Names and Navient Marks, Navient Intellectual Property, Navient Patents, Navient Software and Navient Technology, and SMI’s undivided joint ownership interest in the ATLAS Software;

(iv) all Information or other rights and interests with respect to Information of Effective Time Sallie Mae that is exclusively related to the Navient Assets, the Navient Liabilities, the Pre-Separation Education Loan Management Business or the Navient Entities and, subject to the provisions of any applicable Ancillary Agreements, a non-exclusive right to all Information of Effective Time Sallie Mae that is related to (but not exclusively related to) the Navient Assets, the Navient Liabilities, the Pre-Separation Education Loan Management Business or the Navient Entities;

(v) (A) the owned real property listed on Schedule 2.2(a)(v)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(a)(v)(B);

(vi) any and all Assets of any member of the Navient Group, as of the Effective Time, that are not SLM BankCo Assets;

(vii) the Assets listed on Schedule 2.2(a)(vii) that are owned by the identified member of the SLM BankCo Group immediately prior to the Effective Time; and

(viii) except as contemplated by Section 2.6(b), any and all other Assets (other than Intellectual Property, Software and Technology), owned or held by Effective Time Sallie Mae that have historically been used or held for use primarily in the Pre-Separation Education Loan Management Business that are not SLM BankCo Assets. The intention of this clause (viii) is to rectify any inadvertent omission of transfer or conveyance of any Asset to a member of the Navient Group that, had the Parties given specific consideration to such Asset as of the date hereof, would have been designated a Navient Asset. No Asset shall be deemed a Navient Asset solely as a result of this clause (viii) if such Asset is within the category or type of Asset expressly covered by the terms of this Agreement or an Ancillary Agreement as being a SLM BankCo Asset unless Navient can establish that the omission of the transfer or conveyance of such Asset to a member of the Navient Group was inadvertent.

All rights of the Navient Group in respect of Existing SLM insurance policies are set forth in Section 5.1 and shall not otherwise be included in the Navient Assets.

(b) SLM BankCo Assets. For the purposes of this Agreement, “SLM BankCo Assets” shall mean (without duplication):

(i) all Assets (other than SLM BankCo Contracts) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) to be Assets to be transferred to or retained by any member of the SLM BankCo Group, including the Private Loan Servicing Assets and the other Assets set forth on Schedule 2.2(b)(i);

(ii) all SLM BankCo Contracts and all rights, interests or claims of Effective Time Sallie Mae therein, provided that SLM BankCo Contracts that are Shared Contracts shall be governed by Section 2.5 and be treated as SLM BankCo Assets to the extent so treated therein;

(iii) all issued and outstanding Equity Interests in the entities listed on Schedule 2.2(b)(iii) (such Subsidiaries, the “SLM BankCo Entities”);

(iv) any cash or cash equivalents held at a member of the SLM BankCo Group and an amount (the “Cash Contribution”), in cash, equal to the difference between $1.710 billion and the SLM BankCo GAAP Bank Equity. Prior to the Effective Time, Navient shall deliver, or cause another member of the Navient Group to deliver, for application against the Cash Contribution, an amount equal to the Initial Cash Contribution. The Parties shall true up the difference between the Cash Contribution and the Initial Contribution promptly after the final determination of the SLM BankCo GAAP Equity by SLM BankCo after the Effective Time, and pending payment such difference shall be deemed held in accordance with Section 2.11(e);

(v) except with respect to the license rights granted pursuant to Section 2.14 and notwithstanding the separation and migration activities to be conducted pursuant to Section 5.8, any and all rights, interests and claims of Effective Time Sallie Mae to any of the SLM BankCo Names and SLM BankCo Marks, SLM BankCo Intellectual Property, SLM BankCo Patents, SLM BankCo Software or SLM BankCo Technology, and Private ServiceCo’s undivided joint ownership interest in the ATLAS Software;

(vi) (A) the owned real property listed on Schedule 2.2(b)(vi)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(b)(vi)(B);

(vii) any and all Assets of any member of the SLM BankCo Group, as of the Effective Time, that are not expressly identified in this Agreement or in any Ancillary Agreement as Navient Assets;

(viii) all Information or other rights or interests with respect to Information of Effective Time Sallie Mae that is exclusively related to the SLM BankCo Assets, the SLM BankCo Liabilities, the Pre-Separation Consumer Banking Business or the SLM BankCo Entities and, subject to the provisions of any applicable Ancillary Agreement, a non-exclusive right to all Information that is related to (but not exclusively related to) the SLM BankCo Assets, the SLM BankCo Liabilities, the Pre-Separation Consumer Banking Business or the SLM BankCo Entities; and

(ix) except as contemplated by Section 2.6(b), any and all other Assets (other than Intellectual Property, Software and Technology), owned or held by Effective Time Sallie Mae that have historically been used or held for use primarily in the Pre-Separation Consumer Banking Business. The intention of this clause (ix) is to rectify any inadvertent omission of transfer or conveyance of any Assets to a member of the SLM BankCo Group that, had the Parties given specific consideration to such Asset as of the date hereof, would have been designated a SLM BankCo Asset. No Asset shall be deemed to be a SLM BankCo Asset solely as a result of this clause (ix) if such Asset is within the category or type of Asset expressly covered by the terms of this Agreement or an Ancillary Agreement to be a Navient Asset unless SLM BankCo can establish that the omission of the transfer or conveyance of such Asset to a member of the SLM BankCo Group was inadvertent.

All rights of the SLM BankCo Group in respect of Existing SLM insurance policies are set forth in Section 5.1 and shall not otherwise be included in the SLM BankCo Assets.

2.3 Navient Liabilities; SLM BankCo Liabilities.

(a) Navient Liabilities. For the purposes of this Agreement, “Navient Liabilities” shall mean all Liabilities of Effective Time Sallie Mae other than SLM BankCo Liabilities, including the following Liabilities (without duplication):

(i) all Liabilities relating to, arising out of or resulting from the operation of the Pre-Separation Education Loan Management Business and the Pre-Separation Consumer Banking Business at any time prior to the Effective Time, other than Liabilities relating to, arising out of or resulting from the Pre-Separation Consumer Banking Business that are expressly allocated to or assumed by a member of the SLM BankCo Group pursuant to this Agreement or any Ancillary Agreement, other than the servicing and collections activities separately described in Section 2.3(a)(ii);

(ii) all Liabilities relating to, arising out of or resulting from:

(A) servicing, operations and collections activities performed by Existing SLM or any of its Subsidiaries (including SMI) prior to the Effective Time with respect to Private Education Loans and FFELP Loans that are SLM BankCo Assets or Navient Assets as of the Effective Time; provided, that such Liabilities arise from an Action or Threatened Action involving any member of the SLM BankCo Group with respect to which written notice is provided to Navient in accordance with Section 10.5 by or before the Servicing Liability Cut-off Date (but Navient will not be liable for Liabilities arising from any Action brought directly by any member of the SLM BankCo Group against any member of the Navient

Group with respect to which (i) there is not and has not been any related Action or Threatened Action by a third party against any member of either Group and (ii) a member of the Navient Group is the prevailing party in such Action); and provided, further, that (x) Liabilities that would otherwise be Navient Liabilities pursuant to this Section 4.3(a)(ii)(A) shall not be Navient Liabilities if they are due to or result from Laws (excluding for this purpose any interpretation of any Law) that are adopted or become effective after the Effective Time (“New Law”), and (y) in the case of a change in the interpretation of, or position held by, a Governmental Authority after the Effective Time with respect to any Law from the interpretation or position held by such Governmental Authority prior to the Effective Time (a “Change in Interpretation”), such Change in Interpretation will not diminish Navient’s liability as provided above (including for restitution, disgorgement and similar monetary obligations, which will be Navient Liabilities), but SLM BankCo (and not Navient) will be responsible for the costs of implementing changes in systems and processes that the parties reasonably agree are required to be undertaken by Navient and/or SLM BankCo with respect to servicing, operations or collections activities on behalf of any member of the SLM BankCo Group attributable to such Change in Interpretation but only to the extent such Change in Interpretation would not otherwise require any member of the Navient Group to implement such changes in systems and processes; and

(B) servicing activities identified on Schedule 2.3(a)(ii)(B) performed by Navient or any of its Subsidiaries (including SMI or its successor) during the period commencing at the Effective Time and ending on the Operational Servicing Date pursuant to the Transition Services Agreement with respect to Private Education Loans owned by SLM BankCo or Navient as of and after the Effective Time; provided, that such Liabilities arise from an Action or Threatened Action involving any member of the SLM BankCo Group with respect to which written notice is provided to Navient in accordance with Section 10.5 by or before the Extended Servicing Liability Cut-off Date (but Navient will not be liable for Liabilities arising from any Action brought directly by any member of the SLM BankCo Group against any member of the Navient Group with respect to which (i) there is not and has not been any related Action or Threatened Action by a third party against any member of either Group and (ii) Navient is the prevailing party in such Action); and provided, further, that (x) Liabilities that would otherwise be Navient Liabilities pursuant to this Section 4.3(a)(ii)(B) shall not be Navient Liabilities if they are due to or result from a New Law that relates to such servicing activities by a member of the Navient Group that occurred prior to the effective date of such New Law and (y) in the case of a Change in

Interpretation affecting such servicing activities, such Change in Interpretation will not diminish Navient’s liability as provided above (including for restitution, disgorgement and similar monetary obligations, to the extent they exceed the amount required to correct the borrowers’ accounts, which will be Navient Liabilities), but SLM BankCo (and not Navient) will be responsible for the costs of implementing changes in systems and processes that the parties reasonably agree are required to be undertaken by Navient and/or SLM BankCo with respect to servicing, operations or collections activities on behalf of any member of the SLM BankCo Group attributable to such Change in Interpretation but only to the extent such Change in Interpretation would not otherwise require any member of the Navient Group to implement such changes in systems and processes.

(iii) all Liabilities relating to, arising out of or resulting from the operation of the Navient Business at any time from and after the Effective Time;

(iv) any and all Liabilities of any Navient Entity that are not expressly provided by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) to be a SLM BankCo Liability;

(v) all agreements, obligations and Liabilities of any member of the Navient Group under the Navient Contracts or any Non-Assignable Contracts;

(vi) all agreements, obligations and Liabilities of any member of the Navient Group under this Agreement or any of the Ancillary Agreements (in each case, subject to the limitations set forth in this Agreement or the Ancillary Agreement, as applicable);

(vii) except to the extent set forth in Section 2.3(b)(iii), all Liabilities relating to, arising out of or resulting from any of the businesses and operations terminated, divested, sold or discontinued by Existing SLM or any of its current or former Subsidiaries of Affiliates prior to the Merger Effective Time;

(viii) (A) all Liabilities relating to, arising out of or resulting from the Legacy Indebtedness, (B) all Liabilities of any member of the SLM BankCo Group or the Navient Group relating to, arising out of or resulting from the Securitization Trust Notes and (C) all Liabilities relating to, arising out of or resulting from the Legacy Swaps;

(ix) all Liabilities arising out of claims made by any current or former director, officer, employee, or agent of any Party against such Party or any member of the SLM BankCo Group or the Navient Group (or their respective directors, officers and employees) to the extent relating to, arising out of or resulting from (A) the Pre-Separation Education Loan Management Business or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above, inclusive, (B) the Pre-Separation Consumer Banking Business or (C) the Separation and the Distribution;

(x) all Liabilities arising out of claims made by any current or former common stockholder of Existing SLM or SLM BankCo against any Party (or their respective directors, officers or employees) relating to, arising out of or resulting from (i) actions or omissions of Existing SLM or SLM BankCo at or prior to the Effective Time or (ii) the Separation and the Distribution; and

(xi) all Liabilities arising out of common claims made within three years after the Effective Time by current or former holders of common stock and preferred stock of Existing SLM or SLM BankCo against any Party (or their respective directors, officers or employees) relating to, arising out of or resulting from (i) actions or omissions of Existing SLM or SLM BankCo at or prior to the Effective Time or (ii) the Separation and the Distribution. For the avoidance of doubt, the claims referred to in this Section 4.3(a)(xi) are those which do not depend, to any material extent, on whether the claimant is a holder of common stock or preferred stock.

Notwithstanding anything to the contrary herein, any Liability allocated to SLM BankCo under the Tax Sharing Agreement shall not be a Navient Liability.

(b) SLM BankCo Liabilities. For the purposes of this Agreement, “SLM BankCo Liabilities” shall mean (without duplication):

(i) those Liabilities related to, arising out of or resulting from operation of the Pre-Separation Consumer Banking Business prior to the Effective Time identified on Schedule 2.3(b)(i);

(ii) the support activities to be provided by SLM BankCo relating to third party transition services agreements, as contemplated by the Transition Services Agreement;

(iii) all agreements, obligations and Liabilities of any member of the SLM BankCo Group under the SLM BankCo Contracts or any Non-Assignable Contracts;

(iv) all agreements, obligations and Liabilities of any member of the SLM BankCo Group under this Agreement or any of the Ancillary Agreements (in each case, subject to the limitations set forth in this Agreement or the Ancillary Agreement, as applicable);

(v) the operation of the SLM BankCo Business at any time from and after the Effective Time; and

(vi) except to the extent provided in Section 4.2(e), all Liabilities arising out of claims made by any current or former preferred stockholder of Existing SLM or SLM BankCo against any Party (or their respective directors, officers or employees) relating to, arising out of or resulting from (i) actions or omissions of Existing SLM or SLM BankCo at or prior to the Effective Time or (ii) the Separation and the Distribution.

Notwithstanding anything to the contrary herein, any Liability allocated to Navient under the Tax Sharing Agreement shall not be a SLM BankCo Liability.

2.4 Transfer Documents.

(a) SLM BankCo Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of Navient Assets and the assignment and assumption of Navient Liabilities in accordance with Section 2.1, on or before the date that such Navient Assets are contributed, assigned, transferred, conveyed or delivered or such Navient Liabilities are assigned and assumed: (i) SLM BankCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assignments, bills of sale, contribution agreements, distribution agreements, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, assignment, transfer, conveyance and delivery of all of SLM BankCo’s and its Subsidiaries’ right, title and interest in and to the Navient Assets to Navient and its Subsidiaries, and (ii) Navient shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such assignments and assumptions of contracts and other instruments of assignment and assumption as and to the extent necessary to evidence the valid and effective assignment to and assumption by Navient and its Subsidiaries of the Navient Liabilities. All of the foregoing documents contemplated by this Section 2.4(a) shall be referred to collectively herein as the “SLM BankCo Transfer Documents.”

(b) Navient Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of SLM BankCo Assets and the assignment and assumption of SLM BankCo Liabilities set forth in Section 2.1, on or before the date that such SLM BankCo Assets are contributed, assigned, transferred, conveyed or delivered or such SLM BankCo Liabilities are assigned and assumed: (i) Navient shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assignments, bills of sale, contribution agreements, distribution agreements, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, assignment, transfer, conveyance and delivery of all of Navient’s and its Subsidiaries’ right, title and interest in and to the SLM BankCo Assets to SLM BankCo and its Subsidiaries and (ii) SLM BankCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assignments and assumptions of contracts and other instruments of assignment and assumption as and to the extent necessary to evidence the valid and effective assignment to and assumption by SLM BankCo and its Subsidiaries of the SLM BankCo Liabilities. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Navient Transfer Documents” and, together with the SLM BankCo Transfer Documents, the “Transfer Documents.”

2.5 Treatment of Shared Contracts.

(a) Subject to applicable Law (including, in the case of the SLM BankCo Group, banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), and without limiting the generality of the obligations set forth in this Article II, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.5 are expressly conveyed to a member of a Group pursuant to this Agreement or an Ancillary Agreement: (i) any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.5(a) shall be assigned in part to one or more members of each Group, if so assignable, or appropriately duplicated, novated or amended prior to, on or after the Effective Time, so that each Party or one or more other members of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.5(a); and (ii) (A) any contract, agreement, arrangement, commitment or understanding that is an SLM BankCo Asset or SLM BankCo Liability but that, prior to the Effective Time, inured in part to the benefit or burden of any member of the Navient Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the Navient Group in connection with the Separation), and (B) any contract, agreement, arrangement, commitment or understanding that is a Navient Asset or a Navient Liability but that, prior to the Effective Time, inured in part to the benefit or burden of any member of the SLM BankCo Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the SLM BankCo Group in connection with the Separation), shall be assigned in part to the applicable member(s) of the other Group, if so assignable, or appropriately duplicated, novated or amended prior to, on or after the Effective Time, such that SLM BankCo and Navient or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, that inured to its respective businesses immediately prior to the Effective Time (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”).

(b) Notwithstanding the foregoing, (1) in no event shall any member of either Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any contract, agreement, arrangement, commitment or understanding which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (2) if any contract, agreement, arrangement, commitment or understanding cannot be so partially assigned by its terms or otherwise, or cannot be duplicated, novated or amended or if such assignment or amendment would impair the benefit the parties thereto derive therefrom (each, a “Non-assignable Contract”), then, each of Navient and SLM BankCo shall, and shall cause their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to SLM BankCo or Navient, as the case may be, with respect to any relevant claim of Liability or other relevant matters arising in connection with a Non-assignable Contract so as to allow SLM BankCo or Navient or other members of its respective Group the ability to exercise any applicable rights thereunder) to cause the appropriate member of the Navient Group or the SLM BankCo Group, as the case may be, to receive the rights and benefits of that portion of each Non-assignable Contract that relates to the Pre-Separation Education Loan Management Business or the Pre-Separation Consumer Banking Business, as the case may be (in each case, to the extent so related), as if such Non-assignable Contract had been assigned to Navient or SLM BankCo or a member of its Group or duplicated, novated or amended, as the case may be, pursuant to this Section 2.5, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.5 as of the Effective Time, which shall be considered such Group’s Liabilities for purposes of Sections 4.2 and 4.3.

(c) Nothing in this Section 2.5 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.5.

2.6 Approvals and Notifications.

(a) Approvals and Notifications for Navient Transfers. To the extent that the transfer or assignment of any Navient Asset, the assignment and assumption of any Navient Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications prior to the Effective Time or as soon as reasonably practicable thereafter; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between SLM BankCo and Navient, neither SLM BankCo nor Navient (nor any other member of its respective Group) shall be obligated to pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed Navient Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Navient Group of any Navient Asset or assignment to or assumption by the Navient Group of any Navient Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Navient Group of such Navient Assets or the assignment to and assumption by the Navient Group of such Navient Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Navient Assets or Navient Liabilities shall continue to constitute Navient Assets and Navient Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed Navient Assets and Delayed Navient Liabilities. If any transfer or assignment of any Navient Asset or any assumption of any Navient Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.6(b) or for any other reason (any such Navient Asset, a “Delayed Navient Asset” and any such Navient Liability, a “Delayed Navient Liability”), then, insofar as reasonably possible and subject to applicable Law (including banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), the member of the SLM BankCo Group retaining such Delayed Navient Asset or such Delayed Navient Liability, as the case may be, shall thereafter hold such Delayed Navient Asset or Delayed Navient Liability in trust for the use and benefit of the member of the Navient Group to whom such Delayed Navient Asset is to be transferred or assigned, or which is to assume such Delayed Navient Liability (at the expense of such member of the Navient Group). In addition, the member of the SLM BankCo Group retaining such Delayed Navient Asset or such Delayed Navient Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law (including banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), treat such Delayed Navient Asset or Delayed Navient Liability as it did prior to the Effective Time in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Navient Group to whom such Delayed Navient Asset is to be transferred or assigned, or which will assume such Delayed Navient Liability, as the case may be, in order to place such member of the Navient Group in a substantially similar position as if such Delayed Navient Asset or Delayed Navient Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens of ownership relating to such Delayed Navient Asset or Delayed Navient Liability, as the case may be, including use, risk of loss, potential for gain, profit and dominion, control and command over such Delayed Navient Asset or Delayed Navient Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Navient Group. Each of SLM BankCo and Navient shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the Delayed Navient Assets and the Delayed Navient Liabilities as Assets owned by, and/or Liabilities of, as applicable, Navient, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(d) Transfer of Delayed Navient Assets and Delayed Navient Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of the transfer or assignment of any Delayed Navient Asset or the deferral of the assignment and assumption of any Delayed Navient Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Navient Asset or the assignment and assumption of any Delayed Navient Liability have been removed, the transfer or assignment of the applicable Delayed Navient Asset or the assignment and assumption of the applicable Delayed Navient Liability, as the case may be, shall be effected in accordance with the terms of this Agreement or any applicable Ancillary Agreement.

(e) Costs for Delayed Navient Assets and Delayed Navient Liabilities. No member of the SLM BankCo Group retaining a Delayed Navient Asset or Delayed Navient Liability due to the deferral of the transfer or assignment of such Delayed Navient Asset or the deferral of the assignment and assumption of such Delayed Navient Liability, as the case may be, shall be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Navient or another member of the Navient Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Navient or the member of the Navient Group entitled to such Delayed Navient Asset or Delayed Navient Liability.

(f) Approvals and Notifications for SLM BankCo Transfers. To the extent that the transfer or assignment of any SLM BankCo Asset or the assignment and assumption of any SLM BankCo Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications prior to the Effective Time or as soon as reasonably practicable thereafter; provided, however, that, except to the extent expressly provided in this Agreement or in any Ancillary Agreement or as otherwise agreed between SLM BankCo and Navient, neither SLM BankCo nor Navient nor any member of their respective Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed SLM BankCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SLM BankCo Group of any SLM BankCo Asset or assignment to and assumption by the SLM BankCo Group of any SLM BankCo Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time, then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the SLM BankCo Group of such SLM BankCo Assets or the assignment to and assumption by the SLM BankCo Group of such SLM BankCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SLM BankCo Assets or SLM BankCo Liabilities shall continue to constitute SLM BankCo Assets and SLM BankCo Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed SLM BankCo Assets and Delayed SLM BankCo Liabilities. If any transfer or assignment of any SLM BankCo Asset or any assignment to and assumption of any SLM BankCo Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.6(g) or for any other reason (any such SLM BankCo Asset, a “Delayed SLM BankCo Asset” and any such SLM BankCo Liability, a “Delayed SLM BankCo Liability”), then, insofar as reasonably possible, the member of the Navient SLM BankCo Group to which such Delayed SLM BankCo Asset is to be transferred or assigned, or which is to assume such Delayed SLM BankCo Liability, as the case may be, and subject to applicable Law (including banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), the member of the Navient Group retaining such Delayed SLM BankCo Asset or such Delayed SLM BankCo Liability, as the case may be, shall thereafter hold such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability in trust for the use and benefit of the member of the SLM BankCo Group to whom such Delayed SLM BankCo Asset is to be transferred or assigned, or which is to assume such Delayed SLM BankCo Liability (at the expense of such member of the SLM BankCo Group). In addition, the member of the Navient Group retaining such Delayed SLM BankCo Asset or such Delayed SLM BankCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability as it did prior to the Effective Time in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SLM Group to whom such Delayed SLM

BankCo Asset is to be transferred or assigned, or which will assume such Delayed SLM BankCo Liability, as the case may be, in order to place such member of the SLM BankCo Group in a substantially similar position as if such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens of ownership relating to such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability, as the case may be, including use, risk of loss, potential for gain, profits and dominion, control and command over such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SLM BankCo Group. Each of SLM BankCo and Navient shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the Delayed SLM BankCo Assets and the Delayed SLM BankCo Liabilities as Assets owned by, and/or Liabilities of, as applicable, SLM BankCo, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(i) Transfer of Delayed SLM BankCo Assets and Delayed SLM BankCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of the transfer or assignment of any Delayed SLM BankCo Asset or the deferral of the assignment and assumption of any Delayed SLM BankCo Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SLM BankCo Asset or the assignment and assumption of any Delayed SLM BankCo Liability have been removed, the transfer or assignment of the applicable Delayed SLM BankCo Asset or the assignment and assumption of the applicable Delayed SLM BankCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or any applicable Ancillary Agreement.

(j) Costs for Delayed SLM BankCo Assets and Delayed SLM BankCo Liabilities. Any member of the Navient Group retaining a Delayed SLM BankCo Asset or Delayed SLM BankCo Liability due to the deferral of the transfer or assignment of such Delayed SLM BankCo Asset or the deferral of the assignment and assumption of such Delayed SLM BankCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by a member of the SLM BankCo Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by a member of the SLM BankCo Group.

Misallocations; Waiver of Bulk Sales Laws.

(k) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to a member of such Party’s Group), and such Party (or member of its Group) shall accept such Asset. Prior to any such transfer, the Party (or member of its Group) receiving or possessing such Asset shall hold such Asset in trust for such other Party (or member of its Group). In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of its Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or a member of its Group) pursuant to this Agreement or any Ancillary Agreement, such Party (or member of its Group) shall promptly transfer, or cause to be transferred, such Liability to the other Party (or member of its Group) to which such Liability is allocated, and such Party (or member of its Group) shall accept, assume and agree to faithfully and timely perform such Liability in accordance with its terms.

(l) Waiver of Bulk-Sale and Bulk-Transfer Laws. Navient hereby waives compliance by each and every member of the SLM BankCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the Navient Assets to the members of the Navient Group. SLM BankCo hereby waives compliance by each and every member of the Navient Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the SLM BankCo Assets to the members of the SLM BankCo Group.

2.7 Novation of Navient Liabilities.

(a) Each of SLM BankCo and Navient, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign to Navient or one or more other members of the Navient Group designated by Navient all Navient Liabilities (including Navient Contracts) and obtain in writing the unconditional release of each member of the SLM BankCo Group that is a party to any such Navient Liabilities, so that, in any such case, the members of the Navient Group shall be solely responsible for such Navient Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SLM BankCo nor Navient shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If SLM BankCo or Navient is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SLM BankCo Group continues to be bound by a Navient Liability (each, an “Unreleased Navient Liability”), Navient shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SLM BankCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SLM BankCo Group that constitute Unreleased Navient Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SLM BankCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Navient Liabilities shall otherwise become assignable or able to be novated, SLM BankCo shall promptly assign, or cause to be assigned, and Navient or the applicable Navient Group member shall assume, such Unreleased Navient Liabilities without exchange of further consideration.

2.8 Novation of SLM BankCo Liabilities.

(a) Each of SLM BankCo and Navient, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign to SLM BankCo or one or more other members of the SLM BankCo Group designated by SLM BankCo all SLM BankCo Liabilities and obtain in writing the unconditional release of each member of the Navient Group that is a party to any such arrangements, so that, in any such case, the members of the SLM BankCo Group shall be solely responsible for such SLM BankCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SLM BankCo nor Navient shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If SLM BankCo or Navient is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Navient Group continues to be bound by such SLM BankCo Liability (each, an “Unreleased SLM BankCo Liability”), SLM BankCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Navient Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Navient Group that constitute Unreleased SLM BankCo Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Navient Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SLM BankCo Liabilities shall otherwise become assignable or able to be novated, Navient shall promptly assign, or cause to be assigned, and SLM BankCo or the applicable SLM BankCo Group member shall assume, such Unreleased SLM BankCo Liabilities without exchange of further consideration.

2.9 Release Under Certain Agreements.

(a) Except as set forth in Section 2.10(b), in furtherance of the releases and other provisions of Section 4.1, Navient and each member of the Navient Group, on the one hand, and SLM BankCo and each member of the SLM BankCo Group, on the other hand, hereby agree with respect to any and all agreements, arrangements, commitments or understandings, whether or not in writing, including each of the agreements set forth on Schedule 2.10(a), between or among Navient and/or any member of the Navient Group, on the one hand, and SLM BankCo and/or any member of the SLM BankCo Group, on the other hand, effective as of the Effective Time, each member of the SLM BankCo Group and each member of the Navient group is hereby released from all liabilities, obligations, rights and benefits accruing under such agreements from and after the Effective Time. No such released agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive release or termination) shall be of any further force or effect as against the released Party or the other members of its Group as to any period after the Effective Time. At or prior to the Effective Time, each of Navient and SLM BankCo shall deliver to the other Party an agreement executed by each member of such Party’s Group evidencing such releases. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such further actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.10(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups which is to continue after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.10(b); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties hereto and their respective Affiliates is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.10(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of SLM BankCo or Navient, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) All outstanding intercompany accounts receivable and accounts payable between any member of the SLM BankCo Group, on the one hand, and any member of the Navient Group, on the other hand, shall, prior to the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Existing SLM in its sole and absolute discretion; provided, however, that any intercompany accounts payable or accounts receivable accrued as of the Effective Time that has not been invoiced prior to the Effective Time shall be invoiced and paid in accordance with past practices and provided, further, that no indebtedness (i) between SMI and its Subsidiaries, on the one hand, and Private ServiceCo, on the other hand, and (ii) between a member of the SLM BankCo Group, on the one hand, and a member of the Navient Group, on the other hand, will be settled or cancelled in connection with the Separation and Distribution other than the settlement of intercompany loans and intercompany open account balances attributable to the normal business operations of SMI or any member of the SLM BankCo Group prior to the Effective Time.

2.10 Bank Accounts; Cash Balances.

(a) SLM BankCo and Navient each agrees to take, or cause the respective members of their respective Groups to take, as of the Effective Time (or such earlier time as SLM BankCo and Navient may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Navient or any other member of the Navient Group (collectively, the “Navient Accounts”) and all contracts or agreements governing each bank or brokerage account owned by SLM BankCo or any other member of the SLM BankCo Group (collectively, the “SLM BankCo Accounts”) such that each such Navient Account and SLM BankCo Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any SLM BankCo Account or Navient Account, respectively, is delinked from such SLM BankCo Account or Navient Account, respectively.

(b) It is intended that following consummation of the actions contemplated by Section 2.11(a) there will be in place a centralized cash management process pursuant to which the Navient Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Navient.

(c) It is intended that following consummation of the actions contemplated by Section 2.11(a) there will continue to be in place a centralized cash management process pursuant to which the SLM BankCo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by SLM BankCo.

(d) With respect to any outstanding checks issued or payments initiated by SLM BankCo, Navient, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between SLM BankCo and Navient (and the members of their respective Groups) all payments made to and reimbursements received by either Party (or member of its Group) after the Effective Time that relate to a business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party (or member of its Group) in trust for the use and benefit of the Party (or member of its Group) entitled thereto and, promptly following receipt by such Party (or member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or the member of its Group) the amount of such payment or reimbursement without right of set-off.

2.11 Ancillary Agreements. Effective at or prior to the Effective Time, each of SLM BankCo and Navient (and the applicable members of their respective Groups) will execute and deliver each Ancillary Agreement to which it is a party.

2.12 Disclaimer of Representations and Warranties. EACH OF SLM BANKCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SLM BANKCO GROUP) AND NAVIENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NAVIENT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13 Intellectual Property.

(a) License Grants.

(i) By Navient. As of the Effective Time and to the extent not otherwise licensed by SMI to Private ServiceCo pursuant to Section 2.1(k)(iv), Navient and the other members of the Navient Group hereby grant to SLM BankCo and the other members of the SLM BankCo Group a non-exclusive, perpetual, royalty-free, transferable, assignable, sublicenseable, worldwide right and license to all (x) Other IP constituting Navient Intellectual Property, (y) Navient Software and (z) Navient Technology, in each case that is owned by Navient or the other members of the Navient Group and is used or held for use in the Pre-Separation Consumer Banking Business, including Intellectual Property, Software and Technology that are an integral part of the Private Loan Servicing Business Systems, but excluding Intellectual Property, Software and Technology that are an integral part of the Excluded Systems (the “Navient Licensed Materials”), and including, but not limited to the right to reproduce, use, develop, improve, perform, display, distribute, sell, offer to sell, nonexclusively license and sublicense, create derivative works from, and otherwise fully exploit without restriction, the Navient Licensed Materials. Further, as of the Effective Time, Navient and the other members of the Navient Group hereby grant to SLM BankCo and the other members of the SLM BankCo Group a non-exclusive, perpetual, royalty-free, non-transferable, non-assignable, non-sublicenseable, worldwide right and license to all Navient Licensed Systems, including the right to reproduce, use, develop, improve, perform, and create derivative works from such Navient Licensed Systems solely for SLM BankCo’s and the other members of the SLM BankCo Group’s internal business purposes. The Navient Licensed Materials and Navient Licensed Systems shall be provided on an “AS IS” basis and without warranty of any kind.

(ii) By SLM BankCo. As of the Effective Time, SLM BankCo and the other members of the SLM BankCo Group hereby grant to Navient and the other members of the Navient Group a non-exclusive, perpetual, royalty-free, transferable, assignable, sublicenseable, worldwide right and license to all SLM BankCo Licensed Systems, and including, but not limited to the right to reproduce, use, develop, improve, perform, display, distribute, sell, offer to sell, nonexclusively license and sublicense, create derivative works from, and otherwise fully exploit without restriction, the SLM BankCo Licensed Systems. Further, SLM BankCo and the other members of the SLM BankCo Group hereby grant to Navient and the other members of the Navient Group a non-exclusive, perpetual, royalty-free, transferable, assignable, sublicenseable, worldwide right and license to all enhancements of, modifications to, and derivative works of the SLM BankCo Licensed Systems developed by SLM BankCo and the other members of the SLM BankCo Group as of the end of the Preferred Stock Period. For the avoidance of doubt, neither SLM BankCo nor any other member of the SLM BankCo Group shall have any obligation to license, nor shall Navient nor any member of the Navient Group have any rights to, enhancements of, modifications to, or derivative works of the SLM BankCo Licensed Systems made by SLM BankCo or any other member of the SLM BankCo Group as of any date later than the end of the Preferred Stock Period. The SLM BankCo Licensed Systems (including any enhancements, modifications or derivative works) shall be provided on an “AS IS” basis and without warranty of any kind.

(iii) College Planning Tools. As of the Effective Time, SLM BankCo and the other members of the SLM BankCo Group hereby grant to Navient and the other members of the Navient Group a non-exclusive, perpetual, royalty-free, non-transferable, non-assignable, non-sublicenseable, worldwide right and license to the College Planning Tools, including the right to reproduce, use, develop, improve, perform, and create derivative works from such College Planning Tools solely for Navient’s and the other members of the Navient Group’s internal business purposes; provided, that Navient may (x) sell, assign or transfer the College Planning Tools pursuant to a transaction contemplated by Section 5.4(g)(i)(D); (y) license the College Planning Tools to a Governmental Authority (other than a private or state institution of higher learning (e.g., school, college, university)) pursuant to an agreement with such Governmental Authority if the grant of such license is required by applicable Law or published procurement policy of such Governmental Authority, and (z) grant a perpetual, nontransferable, nonassignable, nonsublicenseable license to the College Planning Tools in connection with the sale or disposition of all or substantially all of the assets comprising a line of business then-using the College Planning Tools (or an entity comprising such line of business) to the acquiror of such entity or assets comprising such line of business solely for use by such acquiror to perform the applicable line of business. For the avoidance of doubt, neither SLM BankCo nor any other member of the SLM BankCo Group shall have any obligation to license, nor shall Navient nor any member of the Navient Group have any rights to, enhancements of, modifications to, or derivative works of the College Planning Tools made by SLM BankCo or any other member of the SLM BankCo Group as of any date later than the Effective Time. The College Planning Tools shall be provided on an “AS IS” basis and without warranty of any kind.

(b) Covenant to Enforce.

(i) If either of SLM BankCo or Navient becomes aware of potential infringement by a third party of the ATLAS Software (including Joint Materials developed pursuant to Section 5.9(b)) or the SLM BankCo Licensed Systems, then that Party will notify the other Party as soon as possible, and the Parties agree to discuss and determine how best to secure the cessation of such infringement. If the Parties agree to begin an action for infringement against a third party, then prior to asserting such action, the Parties shall negotiate in good faith to determine the allocation of the expenses and disbursements paid in connection with such action and the allocation of all monies actually received as a result of the infringement action. If the Parties cannot agree to begin such an action or cannot agree on the allocation of expenses and disbursements, then either Party will have the right to prosecute the infringement action, and that Party will bear all the expense and be entitled to retain all monies received from such action. In such a case, the non-enforcing Party shall not be obligated to provide any assistance to the enforcing Party in connection with such lawsuit, and in the event that the non-enforcing Party provides prior written consent to being named as a party to the lawsuit in order for the enforcing Party to sustain jurisdiction or standing of the action, the enforcing Party shall solely bear the expenses of the non-enforcing Party’s participation. If during a joint infringement action either Party decides to discontinue its participation in the action, then if the other Party wishes to continue it shall pay all future expenses associated with such action and will retain all monies or consideration from such action after first reimbursing any action-related expenses incurred by the discontinuing Party at a rate equal to the percentage of total expenses contributed by the discontinuing Party up to the date of discontinuance. Neither SLM BankCo nor any of its Affiliates will join or attempt to join Navient or any Navient Affiliate, and Navient and its Affiliates will not be joined, to any litigation alleging infringement by a third party of the ATLAS Software (including Joint Materials) unless Navient has provided prior written consent. Neither Navient nor any of its Affiliates will join or attempt to join SLM BankCo or any SLM BankCo Affiliate, and SLM BankCo and its Affiliates will not be joined, to any litigation alleging infringement by a third party of the ATLAS Software (including Joint Materials), unless SLM BankCo has provided prior written consent.

(ii) If at any time, SLM BankCo (on its behalf or on the behalf of any member of the SLM BankCo Group) brings to the attention of Navient any unlicensed infringement of the Navient Licensed Materials or the Navient Licensed Systems (as they exist as of the Effective Time and excluding any modifications or enhancements made by SLM BankCo or the members of the SLM BankCo Group) that is affecting or could reasonably be expected to affect SLM BankCo’s or the other members of the SLM BankCo Group’s rights hereunder, including SLM BankCo and the other members of the SLM BankCo Group’s rights to use the Navient Licensed Materials or the Navient Licensed

Systems, then Navient will (i) use commercially reasonable efforts to secure cessation of the infringement and (ii) if commercially reasonable under the circumstances (taking into consideration, among other things, costs and expected financial outcome), bring and diligently prosecute a lawsuit against the infringer. Navient in its own name will bring and prosecute such suit. SLM BankCo will join in such suit with Navient to the extent required by Law, but may otherwise join in such suit at its option. Further, if at any time, Navient (on its behalf or on the behalf of any member of the Navient Group) brings to the attention of SLM BankCo any unlicensed infringement of the SLM BankCo Licensed Systems (as they exist as of the Effective Time and excluding any modifications or enhancements made by Navient or the other members of the Navient Group) that is affecting or could reasonably be expected to affect Navient’s or the other members of the Navient Group’s rights hereunder, including Navient’s and the other members of the Navient Group’s rights to use the SLM BankCo Licensed Systems, then SLM BankCo will (i) use commercially reasonable efforts to secure cessation of the infringement and (ii) if commercially reasonable under the circumstances (taking into consideration, among other things, costs and expected financial outcome), bring and diligently prosecute a lawsuit against the infringer. SLM BankCo in its own name will bring and prosecute such suit. Navient will join in such suit with SLM BankCo to the extent required by Law, but may otherwise join in such suit at its option.

(iii) If the Parties join in any suit covered by paragraph (ii), the Parties shall jointly control such suit and cooperate with each other with respect to such suit. If either Navient or SLM BankCo fails to jointly diligently prosecute any such suit, the other Party may solely prosecute such suit and the Party failing to jointly bring or prosecute shall use commercially reasonable efforts to cooperate with the other Party if it determines to proceed with such suit.

(iv) Navient and SLM BankCo will be entitled to any separate recoveries from such suit as may be awarded to each of them, respectively.

(v) If Navient, as licensor of the Navient Licensed Materials and the Navient Licensed Systems, or SLM BankCo, as licensor of the SLM BankCo Licensed Systems (each, a “Licensor”) fails to (x) secure cessation of the infringement or bring and diligently prosecute suit against the infringer within 60 days after the receipt by Navient, as licensee of the SLM BankCo Licensed Systems, or SLM BankCo, as licensee of the Navient Licensed Materials and the Navient Licensed Systems (each, a “Licensee”), of the notice by the Licensor pursuant to paragraph (ii) above, or (y) diligently prosecute any suit joined by the Licensee pursuant to paragraph (ii) above, then, subject to paragraph (iii) above, the Licensee shall be entitled to bring and prosecute actions or claims against such infringer on behalf of the Licensor and its Affiliates.

(vi) Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with any suits brought pursuant to this paragraph (b), including suits brought by either Party pursuant to subparagraphs (iii) and (v) above.

(c) Covenants Not to Sue.

(i) Navient covenants and agrees on behalf of itself and the other members of the Navient Group to take no action, directly or indirectly, to file or to cause to be filed any suit or institute or assist in instituting any proceeding in any court or tribunal, wherever located, against SLM BankCo or any other member of the SLM BankCo Group for any claims or causes of action arising from or relating to the infringement of Navient Intellectual Property by the modifications, enhancements or derivative works of the ATLAS Software (including Joint Materials), the SMI Licensed Materials, Navient Licensed Materials or Navient Licensed Systems created in compliance with this Agreement, any Ancillary Agreement and Intellectual Property associated therewith, which Navient and the other members of the Navient Group has, may have or hereafter might have, for or because of any matter or thing done, omitted or suffered to be done from and after the Effective Time.

(ii) SLM BankCo covenants and agrees on behalf of itself and the other members of the SLM BankCo Group to take no action, directly or indirectly, to file or to cause to be filed any suit or institute or assist in instituting any proceeding in any court or tribunal, wherever located, against Navient or any other member of the Navient Group for any claims or causes of action arising from or relating to the infringement of SLM BankCo Intellectual Property (excluding the Private Loan Servicing Registrable IP) by the modifications, enhancements or derivative works of the ATLAS Software (including Joint Materials) or the SLM BankCo Licensed Systems created in compliance with this Agreement, any Ancillary Agreement and Intellectual Property associated therewith, which SLM BankCo and the other members of the SLM BankCo Group has, may have or hereafter might have, for or because of any matter or thing done, omitted or suffered to be done from and after the Effective Time.

(d) Names and Marks.

(i) Except as provided in, contemplated by or required in connection with the provision of services pursuant to any Ancillary Agreement or as provided in this Section 2.14(d), as of the Effective Time (A) Navient shall not have any right to use or display the SLM BankCo Names or the SLM BankCo Marks in any form and (B) SLM BankCo shall not have the right to use or display the Navient Names or the Navient Marks in any form; provided, however, that (x) to the extent such SLM BankCo Names and SLM BankCo Marks were used or displayed by any member of the Navient Group prior to the Effective Time, the members of the Navient Group shall, as soon as reasonably practicable, but in any event within one year after the Effective Time, at their expense, cease all use or display of all SLM BankCo Names and SLM BankCo Marks and shall remove any and all references to the SLM BankCo Names and SLM BankCo Marks on Assets owned or held by them (including on business cards, stationary, commercial signs and similar identifiers) that refer or pertain specifically to the SLM BankCo Names and SLM BankCo Marks, and (y) that Navient shall have the right to continue to use the SLM BankCo Names and SLM BankCo Marks in perpetuity (i) to the extent they are incorporated into historical memorabilia, awards, customer benefit programs, and the like prior to the Effective Time and (ii) in new material that refers to the SLM BankCo Names and SLM BankCo Marks in the context of the loans made to any customer that carry such trademarked/service-marked benefit or name. In addition, each party shall have the right to use the others’ respective Names and Marks in perpetuity to the extent they are incorporated into (i) materials that speak generally to the history of the respective companies or (ii) the source code or system code of Software used by Effective Time Sallie Mae and where such Names and Marks are not visible to customers or other third-party users of such Software. Each Party hereby grants to the other Party’s Group, for a period starting at the Effective Time and ending on the 180th day following the Operational Servicing Date, a worldwide, non-exclusive, non-transferable, royalty-free license to use the SLM Name and SLM BankCo Marks or Navient Name and Navient Marks, as applicable, as and to the extent used by the licensee’s respective business as of the Effective Time. Each Party shall use the names and marks of the other Party as allowed hereunder only in connection with goods or services that are of a level of quality at least equal to the quality of comparable goods or services marketed by that Party (or members of its respective Group) before the Effective Time.

(ii) Notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party (or any member of its respective Group) from using the other’s names or marks in documents intended to be filed with Governmental Authorities or real property registration offices, systems or databases (including MERS), in materials intended for distribution to such Party’s stockholders or in any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties (or members of their respective Groups).

(e) Perfection of Intellectual Property in ATLAS Software; Enforcement of Contract Rights. Following the Effective Time, Private ServiceCo shall have the right, but not an obligation, to file, prosecute, and maintain, any patent application and resulting patent in the ATLAS Software and any copyright registration for the ATLAS Software, in any jurisdiction, and SMI shall have no right and no obligation to file, prosecute, or maintain such Registrable IP in the ATLAS Software, except as described below. Notwithstanding the foregoing, each Party agrees to execute all reasonably necessary documents, including declarations, powers of attorney, and relevant ownership documents associated with perfection of such Registrable IP in the ATLAS Software. The costs of such patent or copyright filing, prosecution, and maintenance, if any, shall be borne entirely by Private ServiceCo. In the event Private ServiceCo decides to abandon, or otherwise allow to lapse any such Registrable IP in the ATLAS Software, Private ServiceCo agrees to offer to assign to SMI such filing, prosecution, and maintenance rights, with no obligation, on any such Registrable IP in the ATLAS Software. Private ServiceCo shall provide notice to SMI of its intent to abandon, or to allow a patent or copyright property to lapse, at least thirty (30) days prior to an original Governmental Authority -imposed deadline, but shall have no obligation to notify SMI of an intent not to file a patent application or copyright registration on the ATLAS Software. Private ServiceCo shall notify SMI of the issuance of any patent or registration of any copyright filed on the ATLAS Software within thirty (30) business days from such issuance or registration. This notification requirement shall apply to patents issued and copyrights registered by any jurisdiction. All patents and patent applications filed on the ATLAS Software and copyright registrations filed for the ATLAS Software shall be owned jointly by Private ServiceCo and SMI, regardless of which party files, prosecutes, and maintains the patent or copyright. Private ServiceCo also agrees to provide reasonable cooperation to Navient in seeking to enforce rights that arise pursuant to the contract to acquire the underlying source code that formed the basis of the ATLAS Software and the contract to assist in the development of such code, to the extent reasonably necessary to permit Navient full use of such Software.

2.14 Financial Information Certifications.

(a) If requested by SLM BankCo, and in order to assist or enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of SLM BankCo to make the certifications required of them under Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX Certifications”), Navient shall provide certification statement as to the Navient Group for the fiscal quarter during which the Distribution Date occurs to those certifying officers of SLM BankCo, which certifications shall be in substantially the same form as had been provided by officers of Existing SLM in SOX Certifications delivered prior to the Distribution Date (provided that such certifications shall be made by Navient rather than individual officers), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes from prior SOX Certifications necessitated by the transactions contemplated by this Agreement.

(b) If requested by Navient, and in order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Navient to make the SOX Certifications, SLM BankCo shall provide a certification statements as to the SLM BankCo Group for the fiscal quarter during which the Distribution Date occurs to those certifying officers of Navient, which certifications shall be in substantially the same form as had been provided by officers of Subsidiaries of Existing SLM to support SOX Certifications delivered by officers of Existing SLM prior to the Distribution Date (provided that such certification shall be made by SLM BankCo rather than individual officers), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes necessitated by the transactions contemplated by this Agreement.

2.15 Misdirected Communications. If, on or after the Effective Time, any member of a Group receives any mail, courier package, facsimile transmission, invoice, purchase order, written service request or other written document that is intended for a member of the other Group or that, in the case of the SLM BankCo Group, relates to the Pre-Separation Education Loan Management Business or the Navient Business or, in the case of the Navient Group, relates to the Pre-Separation Consumer Banking Business or the SLM BankCo Business, such documents shall be forwarded to the other Group, no later than five Business Days after the date of receipt thereof, as follows: (a) if to the Navient Group, by email addressed to john.marvel@navient.com or delivery at the following address: John Marvel, Senior Director Procurement, 11100 USA Parkway, Fishers IN 46037 and (b) if to the SLM BankCo Group, by email addressed to karen.wire@salliemae.com or delivery at the following address: Karen Wire, Senior Director Vendor Management, 11100 USA Parkway, Fishers IN 46037.

2.16 Parent Guarantee. Prior to or as of the Effective Time, Navient shall sign a full and unconditional guarantee of all unsecured notes of Existing SLM Holdco issued under the Indentures and outstanding as of the Effective Time, and shall take such further action as may be necessary pursuant to Rule 12h-5 under the Exchange Act and Rule 3-10 of Regulation S-X to eliminate any requirement that Existing SLM Holdco, after the Effective Time, continue to file periodic reports under the Exchange Act.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) The Sallie Mae Board shall, in its sole and absolute discretion, determine the timing of the Distribution and the conditions to the consummation of the Distribution. In addition, Existing SLM may, at any time and from time to time until the Effective Time, delay the timing of, or cancel, the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit the right of the Sallie Mae Board to terminate the Distribution or cancel this Agreement and the Ancillary Agreements prior to the Effective Time.

(b) Each of the Parties shall cooperate with the others to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of shares of Navient Common Stock pursuant to the Form 10.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NASDAQ. Existing SLM shall, to the extent practicable, give the NASDAQ (i) not less than 15 days’ advance notice of the Merger and (ii) not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Certificate of Incorporation and Bylaws. Prior to the Effective Time, Existing SLM and Navient shall take all necessary actions so that, as of the Effective Time, the Navient Certificate of Incorporation and Navient Bylaws shall be the certificate of incorporation and bylaws of Navient.

(c) Navient Directors and Officers. Existing SLM and Navient shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Navient shall include those set forth in the Information Statement mailed to the Record Holders; and (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the SLM BankCo Board and/or as an executive officer of SLM BankCo or the Sallie Mae Bank.

(d) Exchange Listing. Navient shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing on the NASDAQ, subject to official notice of distribution, of the shares of Navient Common Stock to be distributed in the Distribution.

(e) Securities Law Matters. Navient shall file such amendments to the Form 10 or supplements to the Information Statement as may be necessary or advisable in order to cause the Form 10 to remain effective and the Information Statement to remain current in compliance with federal securities Laws. The Parties shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the Employee Matters Agreement) . Existing SLM and Navient will prepare, and Navient will, to the extent required under applicable Law, file with the SEC such documentation, including no-action letters, which Existing SLM may determine to be necessary or desirable to lawfully effectuate the Distribution, and Existing SLM and Navient shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Parties shall take all such action, if any, as may be necessary or appropriate under the securities or blue sky laws of any State of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Mailing of Information Statement. Existing SLM shall cause the Information Statement to be mailed to the Record Holders.

(g) The Distribution Agent. Existing SLM and SLM BankCo shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by the Sallie Mae Board in its sole and absolute discretion, of the following conditions:

(i) The SEC declaring effective the Form 10, with no order suspending the effectiveness of the Form 10 in effect and no proceedings for such purposes pending before or threatened by the SEC.

(ii) The Information Statement and such other information concerning Navient, its business, operations and management, the Distribution and such other matters as Existing SLM shall determine, in its sole and absolute discretion and as may otherwise be required by Law, shall have been mailed to the Record Holders.

(iii) Existing SLM shall have received a private letter ruling from the IRS (the “IRS Ruling”) to the effect that, among other things, (A) the Merger (together with the conversion of the shares of Existing SLM common and preferred stock into shares of SLM BankCo common and preferred stock) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and will not be integrated with the rest of the Separation and Distribution and (B) the Distribution, together with the contribution described in Section 2.1(o), will qualify as a transaction that is a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and such IRS Ruling shall not have been revoked or modified in any material respect.

(iv) Existing SLM and SLM BankCo shall have received an opinion from Baker Botts L.L.P. to the effect that the Distribution, together with the contribution described in Section 2.1(o), shall qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code.

(v) An independent appraisal firm acceptable to Existing SLM shall have delivered one or more opinions to the Existing SLM Board confirming the solvency and financial viability of Existing SLM and SLM BankCo before the consummation of the Distribution and each of SLM BankCo and Navient after consummation of the Distribution, and such opinions shall be acceptable to the Sallie Mae Board in its sole and absolute discretion and such opinions shall not have been withdrawn or rescinded.

(vi) The Separation shall have occurred as contemplated by Section 2.1.

(vii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(viii) Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(ix) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending, threatened, issued or in effect.

(x) The approval for listing on the NASDAQ of the shares of Navient Common Stock to be delivered in the Distribution shall have been obtained, subject to official notice of distribution.

(xi) No other events or developments shall exist or shall have occurred that, in the judgment of the Sallie Mae Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions related thereto.

(b) The foregoing conditions are for the sole benefit of Existing SLM and, following the Merger Effective Time, Effective Time Sallie Mae, and shall not give rise to or create any duty on the part of the Sallie Mae Board to waive or not waive any of such conditions or in any way limit the Sallie Mae Board’s right to terminate this Agreement as set forth in Article IX. If the Sallie Mae Board waives any condition set forth in Section 3.3(a), it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, prior to the Effective Time, Navient will deliver to the Agent authorizations for such number of outstanding shares of Navient Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the Existing SLM Common Stock to instruct the Agent to credit on the stock transfer records of the Agent, on the Distribution Date, for the benefit of each holder of SLM BankCo Common Stock on the Record Date, or its designated transferee or transferees, the appropriate number of shares of Navient Common Stock by way of direct registration in book-entry form. The Distribution shall be deemed effective at the Effective Time.

(b) Subject to Sections 3.3, each record holder of shares of Existing SLM Common Stock on the Record Date will be entitled to receive in the Distribution one share of Navient Common Stock for each whole share of Existing SLM Common Stock held by such record holder on the Record Date. For the avoidance of doubt, holders of shares of Existing SLM Preferred Stock shall not be entitled to receive any shares of capital stock of Navient in the Distribution.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) Except as provided in Sections 4.1(c) and 4.1(d) and any Ancillary Agreement, effective as of the Effective Time, Navient does hereby, for itself and each other member of the Navient Group, their respective successors and assigns, remise, release and forever discharge SLM BankCo and the other members of the SLM BankCo Group, their respective successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SLM BankCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time. Prior to or at the Effective Time, Navient shall deliver to SLM BankCo a release to the foregoing effect executed by each member of the Navient Group. For purposes of this Section 4.1(a), an Affiliate shall not include an entity in which Navient owns, directly or indirectly, less than 50% of the total combined equity interests.

(b) Except as provided in Sections 4.1(c) and 4.1(d) and any Ancillary Agreement, effective as of the Effective Time, SLM BankCo does hereby, for itself and each other member of the SLM BankCo Group, their respective successors and assigns, remise, release and forever discharge Navient, the respective members of the Navient Group, their respective successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Navient Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time. Prior to or at the Effective Time, SLM BankCo shall deliver to Navient a release to the foregoing effect executed by each member of the SLM BankCo Group. For purposes of this Section 4.1(b), an Affiliate shall not include an entity in which SLM BankCo owns, directly or indirectly, less than 50% of the total combined equity interests.

(c) Nothing contained in Section 4.1(a) or 4.1(b) shall impair the right of any member of a Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.10(b) or an applicable Schedule as not to terminate as of the Effective Time. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement between or among any members of the SLM BankCo Group and/or the Navient Group that is specified in Section 2.10(b) or an applicable Schedule as not to terminate as of the Effective Time, or any other Liability specified in Section 2.10(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability that a Party may have with respect to indemnification pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against one or more Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than the Party or other members of its Group intended to be released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release (i) any member of the SLM BankCo Group from honoring its pre-existing obligations to indemnify, pursuant to its charter documents or otherwise, any director, officer or employee of Navient who was a director, officer or employee of any member of the SLM BankCo Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such pre-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Navient Liability, Navient shall indemnify SLM BankCo for such Liability (including SLM BankCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV or (ii) any member of the Navient Group (including Existing SLM Holdco (as the successor to Existing SLM)) from honoring its pre-existing obligations to indemnify, pursuant to its charter documents or otherwise, any director, officer or employee of SLM BankCo who was a director, officer or employee of any member of the Navient Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such pre-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SLM BankCo Liability, SLM BankCo shall indemnify Navient for such Liability (including Navient’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) Navient shall not make, and shall not permit any other member of the Navient Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SLM BankCo or any other member of the SLM BankCo Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). SLM BankCo shall not make, and shall not permit any other member of the SLM BankCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Navient or any other member of the Navient Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) It is the intent of each of SLM BankCo and Navient, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among

Navient or any other member of the Navient Group, on the one hand, and SLM BankCo or any other member of the SLM BankCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as expressly set forth in Section 4.1(c). At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver further releases reflecting the provisions hereof.

4.2 Indemnification by Navient. Except as provided in Section 4.4, Navient shall, and shall cause the other members of the Navient Group to, indemnify, defend and hold harmless SLM BankCo, each member of the SLM BankCo Group and each of their respective directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SLM BankCo Indemnitees”), from and against any and all Losses of the SLM BankCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) Navient Liabilities;

(b) any breach by Navient or any other member of the Navient Group of this Agreement or any of the Ancillary Agreements (in each case, subject to the limitations set forth in this Agreement or the Ancillary Agreement, as applicable);

(c) except as set forth in Section 4.3(b) or the Tax Sharing Agreement, any Action or Threatened Action involving SLM BankCo or any of its Subsidiaries or their respective directors, executive officers, employees or agents that arises out of or primarily relates to the Separation or the Distribution;

(d) except to the extent it relates to a SLM BankCo Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Navient Group or provided in connection with any Navient Asset or Navient Liability by any member of the SLM BankCo Group that continues after the Effective Time;

(e) the repurchase or redemption, in whole or in part, of the SLM BankCo Series A Preferred Stock or the SLM BankCo Series B Preferred Stock (or both) following the entry of a judgment or order adverse to SLM BankCo of a court in any Action, filed within three years of the Effective Time, arising out of (x) any actions or omissions of Existing SLM or SLM BankCo prior to the Effective Time or (y) the Separation and the Distribution (the “Trigger Event”). Navient’s obligation to indemnify SLM BankCo for such Losses shall be limited to the remedy set forth below in this Section 4.2(e), which shall be subject to the following conditions precedent: (i) within 90 days of the Trigger Event, SLM BankCo shall have received an instruction, order or decree of a Governmental Authority having regulatory authority over SLM BankCo (a

“Regulatory Authority”) that SLM BankCo increase its capital; and (ii) within 12 months after the Trigger Event, SLM BankCo shall have used its good faith reasonable efforts to raise such capital by means of a public or private sale of equity or debt securities in the capital markets. If the foregoing conditions are met, then Navient shall purchase from SLM BankCo, upon its request given within 12 months after the Trigger Event, preferred stock or debt securities of SLM BankCo (x) that would qualify as Tier 1 capital under Basel III, assuming SLM BankCo were a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended, (y) the purchase price for which is equal to the lesser of (A) $400 million and (B) the minimum amount of capital required by the Regulatory Authority to be raised by SLM BankCo and (z) having such other terms and conditions (including as to pricing) as Navient may reasonably request as are customary for similar securities of issuers having a similar credit profile as SLM BankCo and not inconsistent with the requirement of the preceding clause (A);

(f) the inability of any member of the SLM BankCo Group to sell, finance or securitize, on customary terms, loans that are SLM BankCo Assets as of the Effective Time due to inadequate or deficient servicing, originations, operations or collection activities with respect to such loans performed by Existing SLM or any of its Subsidiaries (including SMI) prior to the Effective Time (“Deficient Loans”). Navient’s obligation to indemnify SLM BankCo for such Losses shall be limited to the remedy set forth below in this Section 4.2(f), which shall be subject to the condition that Navient receive from SLM BankCo written notice in accordance with Section 10.5 by or before the Servicing Liability Cut-Off Date setting forth in reasonable detail SLM BankCo’s efforts to sell, finance or securitize the Deficient Loans and the basis on which SLM BankCo has determined such loans constitute Deficient Loans. If the foregoing condition is met, then Navient shall purchase, at SLM BankCo’s request, such Deficient Loans at a price of 100% of the principal balance plus 100% of the accrued and unpaid interest thereon to the date of purchase.

(g) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement or any other Disclosure Document.

To the extent that a reserve or other account (a “Reserve”) is or was created by Effective Time Sallie Mae on behalf of any member of the SLM BankCo Group, at or prior to the Effective Time, in respect of potential Losses for which such member of the SLM BankCo Group is entitled to indemnification pursuant to this Section 4.2, then such member of the SLM BankCo Group shall first apply the amount in the Reserve against such Losses before seeking indemnification therefor from Navient hereunder.

4.3 Indemnification by SLM BankCo . SLM BankCo shall, and shall cause the other members of the SLM BankCo Group to, indemnify, defend and hold harmless Navient, each other member of the Navient Group and each of their respective directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Navient Indemnitees”), from and against any and all Losses of the Navient Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) the SLM BankCo Liabilities;

(b) subject to Section 4.2(e), any Action (including the Actions captioned William McCrady v. SLM Corporation et. al., C.A. No. 9285-VCL and James L. Myers v. SLM Corporation et. al., C.A. No. 9371-VCL) relating to claims made by any current or former preferred stockholder of Existing SLM or SLM BankCo against any Party (or their respective directors, officers or employees) relating to, arising out of or resulting from (i) actions or omissions of Existing SLM or SLM BankCo at or prior to the Effective Time or (ii) the Separation and the Distribution; and

(c) any breach by SLM BankCo or any other member of the SLM BankCo Group of this Agreement or any of the Ancillary Agreements (in each case, subject to the limitations set forth in this Agreement or the Ancillary Agreement, as applicable).

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Losses subject to indemnification or reimbursement payment owed or made pursuant to this Article IV or Article V will be net of applicable Insurance Proceeds. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee on account of a covered claim under any applicable policy of insurance and in respect of the related liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Losses and subsequently receives Insurance Proceeds, then the Indemnitee will promptly pay to the Indemnifying Party the amount of the Insurance Proceeds for such Losses, not to exceed the amount of the Indemnity Payment previously paid by the Indemnifying Party. The Parties acknowledge and agree that payment by an Indemnifying Party of an Indemnity Payment shall not be subject to, or conditioned upon, the prior receipt of Insurance Proceeds or filing of an insurance claim by the Indemnitee or the completion by any insurance company of its processes and procedures in respect of the same claim.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) The Parties intend that, except to the extent otherwise provided in an Ancillary Agreement, any indemnification or reimbursement payment in respect of Losses pursuant to this Article IV or Article V shall be (i) reduced to take into account the present value amount of any projected Tax benefit to the Indemnitee or its Affiliates resulting from the Losses so indemnified or reimbursed and (ii) increased so that the amount of such payment, reduced by the present value amount of all Taxes projected to be payable with respect to the receipt thereof (including by reason of any resulting loss of Tax benefits, but taking into account all correlative Tax benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Person receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 4.4(c), the present value amount of any projected Tax benefit and any projected Taxes payable shall be calculated based on reasonable reporting positions, reasonable projections of applicable tax items (including income, gains, losses, deductions, and credits) and reasonable projections of applicable Tax rates of the Indemnitee or its Affiliates, as the case may be, supported by, and subject to the advice of, the outside tax advisor of the Indemnitee or its Affiliates, as the case may be, and a mutually agreed discount rate equal to the sum of LIBOR and the Indemnitee’s credit spread over the yield of U.S. treasury notes having a duration approximately equal to the required tax payments. For all Tax purposes, to the extent permitted by applicable Tax Law, the Parties will treat any indemnification or reimbursement payment in respect of a liability pursuant to this Article IV or Article V as a capital contribution made by SLM BankCo to Navient or as a distribution made by Navient to SLM BankCo, as the case may be, on the date recited above on which the parties entered into the Agreement.

4.5 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the SLM BankCo Group or the Navient Group of the commencement by any such Person of any Action against such Indemnitee (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 15 business days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide timely written notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Subject to the terms and conditions of any applicable iinsurance policy in place after the Effective Time, an Indemnifying Party may elect to defend and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim if (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against an Indemnified Party; and (ii) the Third Party Claim is not made by a Governmental Authority; provided, however, that Navient shall be required, at the election of SLM BankCo, to assume the defense of a Third Party Claim made by a Governmental Authority that primarily relates to or arises out of servicing and collections activities constituting Navient Liabilities. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election, if available to it, whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel (along with one local counsel in each applicable jurisdiction) for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or does not have the right to elect to assume responsibility therefor pursuant to Section 4.5(b), or fails to timely notify an Indemnitee of its election as provided in Section 4.5(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party is not permitted to assume the defense of a Third Party Claim pursuant to Section 4.5(b), the Indemnitee shall have the right to employ, at the Indemnifying Party’s expense, counsel, experts and vendors of its choice (subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed) to represent the Indemnitee, and the Indemnifying Party shall only be obligated to indemnify the Indemnitee for reasonable costs and expenses in connection with the defense of such Third Party Claim. If an Indemnitee engages in discussions to compromise or settle a Third Party Claim, such Indemnitee shall in all cases promptly share with the Indemnifying Party such discussions and all other communications made in connection with such compromise or settlement discussions.

(d) In the case of a Third Party Claim, (i) no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the written consent of the Indemnitee if (A) the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly against any Indemnitee, (B) such settlement or judgment requires or contains any admission of liability by the Indemnitee, (C) such settlement does not include a full and unconditional release of the Indemnitee as to that Third Party Claim, or (D) such judgment or settlement imposes any obligation or restriction on the Indemnitee other than the payment of money and (ii) unless the Indemnifying Party has failed to assume the defense of the Third Party Claim that it is permitted to assume in accordance with the terms of this Agreement or in circumstances under which an Indemnifying Party is not permitted to assume the defense of a Third Party Claim pursuant to Section 4.5(b), no Indemnitee shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the written consent of the Indemnifying Party.

(e) The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (which are governed by the Tax Sharing Agreement). In the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

4.6 Additional Matters.

(a) Subject to the terms, conditions and limitations of any applicable insurance policy, indemnification payments in respect of any Losses for which an Indemnitee is entitled to indemnification under this Article IV shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred upon written demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such indemnification payment or reimbursement. The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee prior to the Effective Time, (ii) the knowledge by the Indemnitee of Losses for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Any claim on account of Losses for which an Indemnitee is entitled to indemnification under this Article IV which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to its Indemnifying Party. The written notice shall describe the Losses asserted and the

Indemnity Payment due in reasonable detail. Such Indemnifying Party shall have a period of 15 business days (unless a shorter period is required under the circumstances) after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15- business day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-business day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the reasonable cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action relating to or arising out of Losses subject to indemnification or reimbursement pursuant to Article IV or Article V in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 4.6(d), and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.8 Survival of Indemnities. The rights and obligations of each of SLM BankCo and Navient and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the transfer or assignment by it of any Liabilities and the termination or expiration of this Agreement.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) Existing SLM, SLM BankCo and Navient agree to cooperate in good faith to provide for an orderly transition of insurance coverage. Following the Effective Time, SLM BankCo and Navient agree to cooperate with respect to insurance coverage matters as described in this Section 5.1.

(b) From and after the Effective Time, other than as expressly provided in Section 5.1(c) with respect to any Shared Policies and other than with respect to their Joint E&O Policy and Joint F.I. Bond Policy, neither SLM BankCo nor Navient, nor any member of its respective Group, shall have any rights to or under any of the other Group’s insurance policies, including not having access to and not having the right to make claims under any of the other Group’s insurance policies. At the Effective Time, each of Navient and SLM BankCo shall have in effect insurance policies as reasonably necessary or customary for companies operating a similar business. Such insurance programs may include, but are not limited to, comprehensive general liability, umbrella/excess liability, above ground/underground storage tank liability, surety bonds, commercial auto liability, workers’ compensation, employer’s liability, professional liability, property, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(c) From and after the Effective Time, with respect to any losses, damages and liability incurred by any member of the Navient Group or the SLM BankCo Group for which such member is entitled to coverage under the D&O Tail Policy or Historical P/C Policies of insurance (collectively, the “Shared Policies”), each Party will provide the other Party (or any member of the other Party’s Group) with access to, and may make claims under, the Shared Policies, but solely to the extent that such Shared Policies provide coverage therefor; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions, and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles or retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) each of Navient and SLM BankCo shall provide, as promptly as practicable, notice to the other Party with respect to any claims to be made under any Shared Policy and shall report, as promptly as practicable, claims in accordance with the terms of the applicable insurance policy;

(ii) except with respect to claims made by the SLM BankCo Group that relate to Liabilities that are Navient Liabilities, SLM BankCo shall pay to the Navient Group an amount equal any deductibles, self-insured retention, fees and expenses incurred by any member of the Navient Group to the extent resulting from any access to or any claims made by any member of the SLM BankCo Group under any Shared Policy;

(iii) except with respect to claims made by the Navient Group that relate to Liabilities that are SLM BankCo Liabilities, Navient shall pay to the SLM BankCo Group an amount equal to any deductibles, self-insured retention, fees and expenses incurred by any member of the SLM BankCo Group to the extent resulting from any access to or any claims made by any member of the Navient Group under any Shared Policy; and

(iv) except to the extent for payments and reimbursements required pursuant to Section 5.1(c)(ii) and (iii), neither the Navient Group nor the SLM BankCo Group shall have any liability or indemnification obligation to repay or reimburse the other Party for any uninsured, uncovered, unavailable or uncollectible insurance amounts under the Shared Policies to the extent resulting from any access to or any claims made by any member of either Group under any Shared Policy; provided, however, that any such uninsured, uncovered, unavailable or uncollectible insurance amounts under the Shared Policies shall not relieve or reduce an Indemnifying Party of its indemnification obligations under this Agreement.

(d) All payments and reimbursements pursuant to Section 5.1(c)(ii) and (iii) will be made on demand after receipt of an invoice therefor from the other Party. If a Party incurs costs to enforce the other Party’s obligations under Section 5.1(c)(ii) or (iii), as applicable, the other Party shall indemnify such Party for reasonable enforcement costs, including reasonable attorneys’ fees.

(e) Prior to the Effective Time Navient and SLM BankCo shall jointly purchase a Joint E&O Policy and Joint F.I. Bond Policy, covering acts and omissions and on terms substantially similar to those obtained for similar insurance policies by Existing SLM prior to the Effective Time, with a term ending on the one-year anniversary of the Effective Time. Unless waived by the Parties, Navient and SLM BankCo shall extend or purchase a new Joint E&O Policy and Joint F.I. Bond Policy, on no less favorable terms, for such period or periods as may be necessary for them to be in effect throughout the period of the IT Transition. The cost of each Joint E&O Policy and Joint F.I. Bond Policy shall be shared by the Parties (including extensions and replacements) based on their relative revenue for the four most recent calendar quarters (for which financial information is available) prior to the effective date of such policies; provided, the initial premium shall be based on the pro forma revenue for 2013 for Navient and SLM BankCo, after giving effect to the transactions contemplated by this Agreement.

(f) Each of Navient and SLM BankCo shall have the right to erode, exhaust limits, settle, release or otherwise resolve disputes relating to claims made by such Party under any Shared Policy, Joint E&O Policy or Joint F.I. Bond Policy. Navient and SLM BankCo shall cooperate and share such information as is reasonably necessary in order to permit the Parties to manage and conduct their insurance matters with respect to each such policy.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the SLM BankCo Group or the Navient Group in respect of any insurance policy.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any undisputed amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

5.3 Amendment to Existing SLM Holdco Operating Agreement. As promptly as practicable (and in any event within five Business Days) after the Effective Time, Navient, as the sole member of Existing SLM Holdco, shall approve an amendment to the Existing SLM Holdco Operating Agreement to eliminate the requirement, set forth in Article III thereof, for SLM BankCo stockholders to approve certain actions by or involving Existing SLM Holdco as required by Section 251(g) of the DGCL (the “Operating Agreement Amendment”). SLM BankCo shall use its reasonable best efforts to (a) include in the proxy statement for the 2014 annual meeting of common stockholders of SLM BankCo (or any earlier meeting of such stockholders as determined by the SLM BankCo Board) a proposal to approve the Operating Agreement Amendment (the “Operating Agreement Amendment Proposal”), along with a recommendation of the SLM BankCo Board that the common stockholders of SLM BankCo approve the Operating Agreement Amendment Proposal, and (b) solicit the approval of the common stockholders of SLM BankCo of the Operating Agreement Amendment Proposal. In the event that the Operating Agreement Amendment Proposal is not approved at such annual meeting (or earlier meeting), SLM BankCo shall use its reasonable best efforts to obtain the approval of the Operating Agreement Amendment Proposal at each subsequent annual or special meeting of common stockholders of SLM BankCo until such approval is obtained.

5.4 Non-Competition Matters.

(a) Certain Definitions. For purposes of this Section 5.4, (i) “making,” “make” or “solicit” refers to the process of acting or seeking to act as a lender in providing funds, as opposed to acting as a service provider for others, (ii) “origination services” refers to providing loan origination services (e.g., application processing and underwriting) for unrelated third parties, as opposed to acting as a lender in providing funds, (iii) “customer” is as defined in the regulations promulgated under the Gramm-

Leach-Bliley Act and (iv) a “Loan Customer” is a customer whose education loan is owned or was securitized by an entity, and for clarification, a “Navient Loan Customer” includes a Loan Customer whose education loan is owned by a member of the Navient Group or was securitized by Effective Time Sallie Mae on or prior to the Effective Time or by any members of the Navient Group from and after the Effective Time and remains outstanding and a “BankCo Loan Customer” includes a Loan Customer whose education loan is owned by a member of the SLM BankCo Group or was securitized by any member of the BankCo Group from and after the Effective Time and remains outstanding.

(b) Navient Restricted Business. From the Effective Time through December 31, 2018 (the “Non-Competition Period”), except as set forth in Section 5.4(g)(i) below, Navient will not, and will cause its Subsidiaries not to, advise, engage in or carry on any Navient Restricted Business (as defined below) or own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in a Navient Restricted Business. The “Navient Restricted Business” shall mean any of the following activities in the United States: (i) making Private Education Loans directly as a lender; (ii) entering into agreements to purchase Private Education Loans that have not yet been made; (iii) entering into agreements to provide Private Education Loan origination services, other than to Navient Excluded Persons; (iv) entering into agreements to provide servicing for Private Education Loans, other than to Navient Excluded Persons, members of the Navient Group and securitization trusts created by Effective Time Sallie Mae or, after the Effective Time, members of the Navient Group; (v) subject to Section 5.4(d), making a loan to consolidate or refinance a BankCo Loan Customer’s Private Education Loans unless the borrower is a Navient Loan Customer immediately prior to making such loan; (vi) making any of the other consumer loans included in the SLM BankCo business plan presented to the Existing SLM Board in October 2013 (other than loans that consolidate or refinance education loans, Government Education Loans, Permitted Government Education Loans or FFELP loans otherwise permitted to be made by Navient in accordance with this Agreement); or (vii) advising or consulting with any unrelated third party regarding any of the foregoing activities (other than, as to clause (iii) or (iv) above, with Navient Excluded Persons [or with respect to processing services such as loan origination services or loan servicing not otherwise prohibited by clauses (i)-(vi) above)]. For the avoidance of doubt, the Navient Restricted Business shall not include (x) the ownership of Equity Interests in SMI; (y) the provision of services to, or for the benefit of, SLM BankCo as set forth in the Transition Services Agreement or any other Ancillary Agreement or as otherwise requested by SLM BankCo; or (z) agreements or arrangements with a third party in effect as of the Effective Time (and renewals or replacements thereof with the same party, its successor or its Affiliates).

(c) SLM BankCo Restricted Business. During the Non-Competition Period, SLM BankCo will not, and will cause its Subsidiaries not to, advise, engage in or carry on any SLM BankCo Restricted Business (as defined below) or own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in a SLM BankCo Restricted Business. The “SLM BankCo Restricted Business” shall mean any of the following activities in the United States: (i) making Government Education Loans or FFELP loans directly as a lender; (ii) providing origination services, acquiring, collecting, holding or providing servicing activities (including loan servicing, default prevention, portfolio management and cohort rate management services) with respect to Government Education Loans, FFELP Loans or DSLP Loans); (iii) engaging in any third party debt collection (other than in respect of education loans owned by a member of the SLM BankCo Group at or after the Effective Time); (iv) subject to Section 5.4(d), making a loan to consolidate or refinance a Navient Loan Customer’s Government Education Loans, FFELP Loans or Private Education Loans unless the borrower is a BankCo Loan Customer immediately prior to making such loan; (v) except as otherwise provided below, engaging in services included in the Navient business plan presented to the Existing SLM Board in October 2013; or (vi) advising or consulting with any third party regarding any of the foregoing. For the avoidance of doubt, the SLM BankCo Restricted Business shall not include (x) the ownership of the SMI Preferred Stock; (y) the provision of services to, or for the benefit of, Navient as set forth in the Transition Services Agreement or any other Ancillary Agreement or as otherwise requested by Navient; or (z) servicing or holding FFELP Loans owned by Sallie Mae Bank at the Effective Time.

(d) Consolidation Loans. During the Non-Competition Period, and subject to the terms of any applicable loan sale agreement between any member of the Navient Group and any member of the SLM BankCo Group:

(i) If any member of the Navient Group or Effective Time Sallie Mae (other than Sallie Mae Bank) purchased or purchases a loan from any member of the SLM BankCo Group, the SLM BankCo Group may not solicit a consolidation loan from the same borrower (a “customer”) even if the SLM BankCo Group makes a new Private Education Loan or Permitted Government Education Loan after the date the prior loan was purchased by the Navient Group; provided, however, that if the SLM BankCo Group complies with the second and third sentences of this Section 5.4(d)(i), making a consolidation loan to such customer shall not constitute a breach of this Agreement. If the SLM BankCo Group makes a consolidation loan to such customer within three years of the date the loan(s) were acquired from Sallie Mae Bank or any other member of the SLM BankCo Group by the Navient Group or Effective Time Sallie Mae (other than Sallie Mae Bank), whether such acquisition occurred before or after the Effective Time), SLM BankCo shall present an option to the Navient Group to purchase such loan within 90 days of the date the consolidation loan was made, at a price of 100% of the principal balance plus 100% of the accrued and unpaid interest (“Par”). If Navient (or another member of the Navient Group) does not purchase the loan within 60 days of SLM BankCo’s request, then within the next 30 days SLM BankCo (or its designee within the SLM BankCo Group) will refund the premium paid on any of the underlying loan(s) that were owned by a member of the Navient Group based on the following schedule: if the consolidation loan is made (A) within the first year following the purchase, 88% of the premium will be refunded, (B) in the second year following purchase, 82% of the premium will be refunded, and (C) in the third year, 75% of the premium will be refunded.

(ii) If any member of the SLM BankCo Group sells a loan to any member of the Navient Group (including any entity that becomes a member of the Navient Group after the Effective Time), the Navient Group may not solicit or make a consolidation loan to that customer that includes other loans of such customer that are held by the SLM BankCo Group; provided, however, that if the Navient Group complies with the second, third and fourth sentences of this Section 5.4(d)(i), making a consolidation loan to such customer that includes such other loans shall not constitute a breach of this Agreement. If, within three years of the date any member of the Navient Group (including any entity that becomes a member of the Navient Group after the Effective Time) acquired such loan from a member of the SLM BankCo Group, whether such loan was acquired before or after the Effective Time, any member of the Navient Group makes a consolidation loan which includes a loan made to such customer that is held by the SLM BankCo Group, Navient (or its designee within the Navient Group) will present to SLM BankCo, within 90 days of the date the consolidation loan was made, the right (a) to buy such loan at a price of Par within 60 days of Navient’s notification, in which case simultaneously with such purchase, SLM BankCo (or its designee within the SLM BankCo Group) shall refund the premium paid by the applicable member of the Navient Group per the schedule set forth in Section 5.4(d)(i), or (b) to propose a premium that Navient (or its designee within the Navient Group) would pay for the portion of the principal of the consolidation loan that was consolidated away from the SLM BankCo Group (the “BankCo Principal”). Within 15 days of being notified by Navient of the making of such consolidation loan, SLM BankCo will advise Navient in writing as to whether it (or its designee) will acquire the consolidation loan on the terms set forth in this paragraph, or SLM BankCo will propose in writing the premium that Navient (or its designee) would pay for the BankCo Principal. Within 45 days following such notification, Navient or another member of the Navient Group will either sell such consolidation loan to SLM BankCo on the terms set forth in this paragraph, or, at Navient’s option, pay the premium on such BankCo Principal to SLM BankCo or its designee (in lieu of such sale).

(e) Permitted Government Education Loans. The Parties acknowledge that Permitted Government Education Loans have attributes of both a Private Education Loan and a Government Education Loan and that both Navient and SLM BankCo should be permitted to participate in any market for Permitted Government Education Loans, subject to their compliance with this Section 5.4(e). During the Non-Competition Period, the Parties agree that:

(i) Permitted Government Education Loans shall be treated as Private Education Loans for purposes of Section 5.4(b) and the definition of “Navient Restricted Business,” unless prior to taking any of the actions specified in clauses (i)—(vi), inclusive, of Section 5.4(b) as to a particular Permitted Government Education Loan, Navient, or another member of the Navient Group, first complies with Navient’s obligations under Section 5.6(b) (or, if Navient does not intend to market such loans in concert with or through one or more third parties, Navient first notifies SLM BankCo in writing of its plans in respect of such loans that would otherwise violate Section 5.4(b)), in which case such Permitted Government Education Loan shall not be deemed a Private Education Loan or otherwise subject to the restrictions or limitations applicable to the Navient Restricted Business.

(ii) Permitted Government Education Loans shall be treated as Government Education Loans for purposes of Section 5.4(c) and the definition of “SLM BankCo Restricted Business,” unless prior to taking any of the actions specified in clauses (i)—(vi), inclusive, of Section 5.4(c) as to a particular Permitted Government Education Loan, SLM BankCo, or another member of the SLM BankCo Group, first complies with SLM BankCo’s obligations under Section 5.6(b) (or, if SLM BankCo does not intend to market such loans in concert with or through one or more third parties, SLM BankCo first notifies Navient in writing of its plans in respect of such loans that would otherwise violate Section 5.4(c)), in which case such Permitted Government Education Loan shall not be deemed a Government Education Loan or otherwise subject to the restrictions or limitations applicable to the SLM Bank.

(f) Large New Government Education Loans. The Parties acknowledge that the SLM BankCo Group should be permitted to participate, along with the Navient Group, in any market for Large New Government Education Loans, subject to SLM BankCo’s compliance with this Section 5.4(f). During the Non-Competition Period, Large New Government Education Loans shall be treated as Government Education Loans for purposes of Section 5.4(c) and the definition of “SLM BankCo Restricted Business,” unless prior to taking any of the actions specified in clauses (i)—(vi), inclusive, of Section 5.4(c) as to a particular Large New Government Education Loan program, SLM BankCo, or another member of the SLM BankCo Group, first complies with SLM BankCo’s obligations under Section 5.6(b) (or, if SLM BankCo does not intend to market such loans in concert with or through one or more third parties, SLM BankCo first notifies Navient in writing of its plans in respect of such loans, including any that would otherwise violate Section 5.4(c)), in which case Large New Government Education Loans originated under such Large New Government Education Loan program shall not be deemed a Government Education Loan or otherwise subject to the restrictions or limitations applicable to the SLM BankCo Restricted Business.

(g) Acquisitions and Divestitures. The Parties recognize that during the course of the Non-Competition Period each of them may engage in acquisition and divestiture transactions. The Parties further recognize that the restrictions set forth in the other paragraphs of this Section 5.4 (together with this Section 5.4(g), collectively, the “Business Restrictions”) have been structured in the context of the anticipated businesses of the Navient Group and the SLM BankCo Group, and may have uncertain application to acquisitions and divestures of companies, businesses and assets. It is the intent of the Parties that the Business Restrictions should apply, for the remainder of the Non-Competition Period, to any companies, business lines or assets that are divested to third parties that close during the period beginning at the Effective Time and ending on May 1, 2017 (the “M&A Out Date”), but should no longer apply to any such divestitures that close after the M&A Out Date. The Parties further intend that the Business Restrictions should apply throughout the Non-Competition Period to any acquisitions of companies, business lines or assets by the Parties. Based on the foregoing, the Parties agree as follows:

(i) Navient Restrictions.

(A) The operations or assets of any Person or business acquired by a member of the Navient Group (whether acquired pursuant to a merger, consolidation, acquisition of assets or Equity Interests or otherwise) from a third party other than a Navient Excluded Person (a “Newly Acquired Navient Business”) after the Effective Time shall be subject to the Business Restrictions, to the same extent as they are applicable to Navient immediately prior to the acquisition of the Newly Acquired Navient Business, for the remainder of the Non-Competition Period. Each Subsidiary or Affiliate of Navient that is engaged in the Newly Acquired Navient Business after the Effective Time shall be treated as a member of the Navient Group for all purposes of this Section 5.4;

(B) If Navient or any member of the Navient Group acquires a Navient Excluded Person or any product line, business or assets of a Navient Excluded Person (whether acquired pursuant to a merger, consolidation, acquisition of assets or Equity Interests or otherwise) (an “Acquired Excluded Business”) after the Effective Time, then the Acquired Excluded Business shall be subject to the Business Restrictions, to the same extent as they are applicable to Navient immediately prior to the acquisition of the Acquired Excluded Business, but only as to business activities of the Acquired Excluded Business after the purchase thereof by Navient or a member of the Navient Group. Pre-existing businesses of the Acquired Excluded Business shall not violate the applicable Business

Restrictions so long as no new contracts, agreements or arrangements are entered into (other than renewals or replacements thereof of similar scope with the same parties or their Affiliates) that would violate the Business Restrictions. Each Subsidiary or Affiliate of Navient that is engaged in the Acquired Excluded Business after the Effective Time shall be treated as a member of the Navient Group for all purposes of this Section 5.4, subject to the provisions of this Section 5.4(g)(i)(B);

(C) If any member of the Navient Group sells or disposes of a company, product line, business or assets (constituting less than all or substantially all of the assets of the Navient Group) to a third party (a “Navient Disposed Business”) after the Effective Time and on or prior to the M&A Out Date, then the Navient Disposed Business (but not the third party acquiror or its other Subsidiaries), following such sale or other disposition, shall remain subject to the Business Restrictions, to the same extent as they are applicable to Navient immediately prior to the sale or other disposition of the Navient Disposed Business, for the remainder of the Non-Competition Period. Each entity directly engaged in a Navient Disposed Business sold or otherwise disposed of on or prior to the M&A Out Date (but not the acquiror or its other Subsidiaries) shall be treated as a member of the Navient Group for the remainder of the Non-Competition Period, and Navient shall cause the acquiring third party to enter into an agreement, acceptable to SLM BankCo, that such third party will not take any action to circumvent the foregoing provisions of this Section 5.4(g)(i)(C). If a Navient Disposed Business is sold or otherwise disposed of after the M&A Out Date, (x) the Business Restrictions shall not apply to the Navient Disposed Business, and the acquiror shall take free of the Business Restrictions, and (y) to the extent SLM BankCo was restricted in its activities as to the product line, business or assets included in the Navient Disposed Business pursuant to this Section 5.4, then the SLM BankCo Group shall no longer be bound by such restrictions as they relate to such product line, business or assets; and

(D) If all or substantially all of the assets and businesses of the Navient Group (taken as a whole) are acquired (whether pursuant to a merger, consolidation, acquisition of assets or Equity Interests or otherwise) by a third party or if Navient undergoes a Change of Control (each, a “Navient Acquisition”) after the Effective Time and on or prior to the M&A Out Date, then Navient shall cause the acquiring third party to enter into an agreement, acceptable to SLM BankCo, that subjects the operations and activities of such acquiring Person, any Person that controls the acquiror, and their respective Subsidiaries (collectively, and including the Navient Group, the “Navient Acquiror Group”) to the

Business Restrictions, to the same extent as they apply to Navient immediately prior to the consummation of the Navient Acquisition, for the remainder of the Non-Competition Period. Each member of the Navient Acquiror Group (as to any Navient Acquisition that occurs on or prior to the M&A Out Date) shall be treated as a member of the Navient Group for the remainder of the Non-Competition Period. If a Navient Acquisition occurs after the M&A Out Date, the Business Restrictions shall not apply to the Navient Acquiror Group (including the Navient Group). If following a Navient Acquisition the Business Restrictions no longer apply to the Navient Group, then the Business Restrictions shall cease to apply for the remainder of the Non-Competition Period to the SLM BankCo Group at the same time.

(ii) SLM BankCo Restrictions. During the Applicable Non-Competition Period:

(A) The operations or assets of any Person or business acquired by a member of the SLM BankCo Group (whether acquired pursuant to a merger, consolidation, acquisition of assets or Equity Interests or otherwise) from a third party (a “Newly Acquired SLM BankCo Business”) after the Effective shall be subject to the Business Restrictions, to the same extent as they are applicable to SLM BankCo, for the remainder of the Non-Competition Period. Each Subsidiary or Affiliate of SLM BankCo that is engaged in the Newly Acquired SLM BankCo Business shall be treated as a member of the SLM BankCo Group for all purposes of this Section 5.4;

(B) If any member of the SLM BankCo Group sells or disposes of a company, product line, business or assets (constituting less than all or substantially all of the assets of the SLM BankCo Group) to a third party (a “SLM BankCo Disposed Business”) after the Effective Time and on or prior to the M&A Out Date, then the SLM BankCo Disposed Business (but not the third party acquiror or its other Subsidiaries), following such sale or other disposition, shall remain subject to the Business Restrictions, to the same extent as they are applicable to SLM BankCo, for the remainder of the Non-Competition Period. Each entity directly engaged in a SLM BankCo Disposed Business sold or otherwise disposed of on or prior to the M&A Out Date (but not the acquiror or its other Subsidiaries) shall be treated as a member of the SLM BankCo Group for the remainder of the Non-Competition Period, and SLM BankCo shall cause the acquiring third party to enter into an agreement, acceptable to Navient, that such third party will not take any action to circumvent the foregoing provisions of this Section 5.4(g)(ii)(C). If a SLM BankCo Disposed Business is sold or otherwise disposed of on or after the M&A Out Date,

(x) the Business Restrictions shall not apply to the SLM BankCo Disposed Business, and the acquiror shall take free of the Business Restrictions, and (y) to the extent Navient was restricted in its activities as to the product line, business or assets included in the SLM BankCo Disposed Business pursuant to this Section 5.4, then the Navient Group shall no longer be bound by such restrictions as they relate to such product line, business or assets; and

(C) If all or substantially all of the assets and businesses of SLM BankCo (taken as a whole) are acquired (whether pursuant to a merger, consolidation, acquisition of assets or Equity Interests or otherwise) by a third party, or if SLM BankCo or Sallie Mae Bank undergoes a Change of Control (each, an “SLM BankCo Acquisition”) after the Effective Time and on or prior to the M&A Out Date, then SLM BankCo shall cause the acquiring third party to enter into an agreement, acceptable to Navient, that subjects the operations and activities of such acquiring Person, any Person that controls such acquiring Person, and their respective Subsidiaries (collectively, and including the SLM BankCo Group, the “SLM BankCo Acquiror Group”) to the Business Restrictions, to the same extent as they apply to SLM BankCo immediately prior to the SLM BankCo Acquisition, for the remainder of the Non-Competition Period. Each member of the SLM BankCo Acquiror Group (as to any SLM BankCo Acquisition that occurs on or prior to the M&A Out Date) shall be treated as a member of the SLM BankCo Group for the remainder of the Non-Competition Period. If a SLM BankCo Acquisition occurs after the M&A Out Date, the Business Restrictions shall not apply to the SLM BankCo Acquiror Group (including the SLM BankCo Group). If following a SLM BankCo Acquisition the Business Restrictions no longer apply to the SLM BankCo Group, then the Business Restrictions shall cease to apply to the Navient Group for the remainder of the Non-Competition Period at the same time. Sallie Mae Bank shall be deemed to constitute “all or substantially all” of the business and assets of the SLM BankCo Group (taken as a whole) for purposes of this Section 5.4(g)(ii).

5.5 Non-Solicitation Matters. During the Non-Solicitation Period, each of SLM BankCo and Navient agrees not to solicit (and to cause its Subsidiaries not to solicit) Covered Personnel of the other Party’s Group; provided, however, that it is understood that the obligations in this Section 5.5 shall not prohibit (i) generalized solicitations by advertising and the like that are not directed to Covered Personnel, (ii) solicitations of individuals whose employment was terminated by the other Party or a member of its Group or (iii) the transfer of any Delayed Transfer Employees. “Covered Personnel” means any employee, personnel or individual consultant or independent contractor that is employed by, or provides services to, the SLM BankCo Group or the Navient Group, as applicable, as of the Effective Time. The “Non-Solicitation Period” shall mean (i) two years following the Distribution Date for Covered Personnel located in Newark, Delaware, Reston, Virginia Newton, Massachusetts or Fishers, Indiana and (ii) one year following the Distribution Date for Covered Personnel located in any other location.

5.6 Cooperation.

(a) Third Party TSA Obligations. Each of Navient and SLM BankCo shall use commercially reasonable efforts to assist and coordinate with the other Party to perform the obligations identified in the Transition Services Agreement under certain third party transition services agreements and other matters that may arise in connection with the sale of the Campus Solutions and UII businesses.

(b) First Look. For a period of two years following the Effective Time (the “First Look Period”), each of Navient and SLM BankCo (as applicable, the “Offering Party”) will first share with the other Party products or services (excluding products and services offered by Effective Time Sallie Mae, contemplated by the business plan of such Party approved by the Existing SLM Board in October 2013 prior to the Effective Time or contemplated by the Joint Marketing Agreement) that (i) the Offering Party intends to market broadly to its customers or other businesses in concert with or through one or more third parties or to obtain from a third party (other than, in each case, a third party that is a Governmental Authority) and (ii) with respect to which the Offering Party reasonably determines that an opportunity exists for the other Party to participate with the Offering Party or provide such products or services (each, an “Eligible Offering”). The Offering Party shall provide the other Party with a reasonably detailed summary of the Eligible Offering, including a description of the opportunity envisioned by the Offering Party to be provided to the other Party, which may include (in the sole discretion of the Offering Party) a good faith estimate of the compensation to be provided to the other Party in connection with such opportunity. Notwithstanding the foregoing, the First Look Period shall be deemed commensurate with the Non-Competition Period for purposes of (i) a Party’s compliance with is obligations pursuant to Section 5.4(e) with respect to Permitted Government Education Loans and (ii) SLM BankCo’s compliance with is obligations pursuant to Section 5.4(f) with respect to Large New Government Education Loans.

5.7 Non-Disparagement. During the Non-Competition Period, each of SLM BankCo and Navient agree (and will cause the members of its respective Group and its and their employees acting in their capacity as employees) not to make written statements that are disparaging to the other Party or any member of such other Party’s Group, unless reasonably required in response to any legal process or subpoena, to comply with Law or otherwise in connection with the enforcement of this Agreement or any Ancillary Agreement. If a Party is acquired in a transaction contemplated by Section 5.4(g)(i)(D) or Section 5.4(g)(ii)(C), the provisions of this Section 5.7 shall apply to both Parties for the remainder of the Applicable Non-Competition Period and no longer.

5.8 IT Transition. Prior to the Effective Time, SLM BankCo and Navient will enter into the Transition Services Agreement to, among other things, (i) facilitate the separation and migration of SLM BankCo Information, SLM BankCo Intellectual Property, SLM BankCo Software, SLM BankCo Technology, SLM BankCo Systems, the ATLAS Software and any IT hardware included within the SLM BankCo Assets into an independent IT environment operated by or for the benefit of SLM BankCo, (ii) duplicate and transfer the Navient Licensed Materials and the SMI Licensed IP into such IT environment, and (iii) facilitate the transfer of operational responsibility to SLM BankCo for SLM BankCo’s systems and capabilities responsible for the servicing and collection functions of the Pre-Separation Consumer Banking Business (the “IT Transition”). As part of the IT Transition and pursuant to the Transition Services Agreement, (x) Navient shall provide SLM BankCo with access to Navient’s IT environment (including the Navient Licensed Materials, SMI Licensed IP, SLM BankCo Information, SLM BankCo Intellectual Property, SLM BankCo Software, the ATLAS Software and SLM BankCo Technology hosted thereon) to enable SLM BankCo to operate the Pre-Separation Consumer Banking Business in the ordinary course, (y) Navient shall host and operate the SLM BankCo Systems for the benefit of SLM BankCo, and (z) Navient and SLM BankCo shall perform the IT migration projects and related activities specified for each such party, respectively, in the Transition Services Agreement as required to transition the Navient Licensed Materials, SMI Licensed IP, SLM BankCo Information, SLM BankCo Intellectual Property, SLM BankCo Technology, SLM BankCo Software, the SLM BankCo Systems, the ATLAS Software, and any IT hardware included within the SLM BankCo Assets into an independent SLM BankCo IT environment.

5.9 Restrictions on ATLAS; ATLAS Development Projects

(a) Each Party in its respective capacity as a joint owner of the ATLAS Software covenants and agrees that neither it, nor any member of the SLM BankCo Group or Navient Group, as applicable, shall sell, assign, license, sublicense, distribute, rent, lease or in any way transfer the ATLAS Software to any third party other than pursuant to a transaction contemplated by Section 5.4(g)(i)(D) or Section 5.4(g)(ii)(C) without the written consent of the other Party; provided, however, that (i) either Party may license the ATLAS Software to a Governmental Authority (other than a private or state institution of higher learning (e.g., school, college, university)) pursuant to an agreement with such Governmental Authority if the grant of such license is required by applicable Law or published procurement policy of such Governmental Authority, and (ii) either Party may grant a perpetual, nontransferable, nonassignable, nonsublicenseable license to the ATLAS Software in connection with the sale or disposition of all or substantially all of the assets comprising a line of business then-using the ATLAS Software (or an entity comprising such line of business) to the acquiror of such entity or assets comprising such line of business solely for use by such acquiror to perform the applicable line of business.

(b) Following the Effective Time, the Parties intend to undertake certain application development projects related to the ATLAS Software that are agreed by SLM BankCo and Navient in writing (“ATLAS Development Projects”). Upon successful testing of the ATLAS System following completion of the later of the ATLAS Development Projects or the end of the Preferred Stock Period, SLM BankCo shall grant to Navient an undivided joint ownership interest in all materials created pursuant to the ATLAS Development Projects (“Joint Materials”). All Joint Materials shall be provided on an “AS IS” basis and without warranty of any kind. During the pendency of the ATLAS Development Projects, SLM BankCo shall grant Navient “view only” access to the Joint Materials stored on the applicable SLM BankCo or Navient development systems. Further, during the pendency of the ATLAS Development Projects, SLM BankCo shall use commercially reasonable efforts to deliver a copy of then-current Joint Materials within 90 days from the receipt of Navient’s request; provided, however, (i) that Navient may make such request only once per consecutive three-month period, and (ii) SLM BankCo’s efforts to deliver the Joint Materials within the 90-day period time do not adversely affect the IT Transition. Upon any such interim delivery of Joint Materials to Navient, SLM BankCo shall grant Navient an undivided joint ownership interest in such Joint Materials as and when such copies are made, on an “AS IS” basis and without warranty of any kind. Each Party shall, without limitation, have and retain the right to make, have made, use, lease, import, offer for sale, or sell, have sold and practice methods used in the creation or provision of products or services that incorporate the Joint Materials to the extent that such actions do not infringe upon the intellectual property rights of the other Party. Each Party shall retain the right to grant non-exclusive licenses to any Intellectual Property in the Joint Materials without any payment or accounting to the other Party. For the avoidance of doubt, each Party shall solely own all derivative works created thereafter by such Party without accounting to the other, including derivative works in the Joint Materials. Each Party in its respective capacity as a joint owner of the Joint Materials acknowledges and agrees that the Joint Materials shall be expressly subject to the restrictions provided in paragraph (a) above, and neither Navient nor SLM BankCo, nor any member of the SLM BankCo Group or Navient Group, as applicable, shall sell, assign, license, sublicense, distribute, rent, lease or in any way transfer the Joint Materials to any third party other than pursuant to a transaction contemplated by Section 5.4(g)(i)(D) or Section 5.4(g)(ii)(C) without the written consent of the other Party; provided, however, that (x) either Party may license the Joint Materials to a Governmental Authority (other than a private or state institution of higher learning (e.g., school, college, university)) pursuant to an agreement with such Governmental Authority if the grant of such license is required by applicable Law or published procurement policy of such Governmental Authority, and (y) either Party may grant a perpetual, nontransferable, nonassignable, nonsublicenseable license to the Joint Materials in connection with the sale or disposition of all or substantially all of the assets comprising a line of business then-using the ATLAS Software (or an entity comprising such line of business) to the acquiror of such entity or assets comprising such line of business solely for use by such acquiror to perform the applicable line of business.

5.10 Delivery of Navient Licensed Systems. SLM BankCo and Navient each acknowledge and agree that the Intellectual Property, Software and Technology included in the Navient Licensed Systems will not be delivered to SLM BankCo on the Distribution Date. Upon SLM BankCo’s request and until the end of the Preferred Stock Period, Navient shall use commercially reasonable efforts to provide such Intellectual Property, Software and Technology in accordance with the delivery timeframe requested by SLM BankCo. If Navient is unable to provide such Intellectual Property, Software and Technology in accordance with the requested timeframe without adversely affecting the Services provided under Schedule 1 to the Transition Services Agreement or the Excluded SMI Projects, then the Parties will create a new Project under such Schedule 1, and using the rates provided therein, to address such delivery efforts.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information; Archives. Subject to Section 6.4 and to Section 6.9 and any other applicable confidentiality obligations, for a period of seven years following the Effective Time, each of SLM BankCo and Navient, on behalf of its respective Group, agrees to allow representatives of the other Group reasonable access during normal business hours to, [or to provide], any Information in the possession or under the control of such respective Group as of the Effective Time which the requesting Party reasonably needs (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (b) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against another Party or a member of its respective Group, (c) subject to the foregoing clause (b), to comply with its obligations under this Agreement or any Ancillary Agreement, or, (d) with respect to Information stored at a third party site, subject to the foregoing clause (b), for the requesting Party’s ordinary business purposes; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any privilege otherwise available under applicable Law, including attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, but if such measures are not reasonably possible, then such Party shall not be required to provide such Information.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 or Section 6.8 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement or any Ancillary Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement or any applicable Ancillary Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Effective Time in accordance with the record retention policies of Effective Time Sallie Mae as in effect as of the Effective Time. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which another Party may have the right to access [or obtain] pursuant to this Agreement or any Ancillary Agreement prior to the end of the retention period set forth in such record retention policies without first notifying the other Party of the proposed destruction and giving the other Party a reasonable opportunity to take possession of such information prior to such destruction. Notwithstanding the foregoing, Section 6.1 of the Tax Sharing Agreement will govern the retention of Tax Records (as defined in the Tax Sharing Agreement) and Section 2.4 of the Employee Matters Agreement will govern the retention of Employee Records (as defined in the Employee Matters Agreement).

6.5 Limitations of Liability. No Party shall have any liability to any other Party if any Information is destroyed in accordance with the applicable record retention policies referenced in Section 6.4 or after reasonable best efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this
Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

6.7 In-House Lawyers and Other Legal Staff.

(a) In-house lawyers employed by Existing SLM and its Affiliates (the “Existing SLM Lawyers”) have for many years provided legal services to and jointly represented Existing SLM and its Subsidiaries and Affiliates, including Subsidiaries conducting the Pre-Separation Education Loan Management Business and the Pre-Separation Consumer Banking Business. After the Effective Time, certain of those Existing SLM Lawyers will remain employees of one or more members of the Navient

Group and represent the Navient Group (“Navient Counsel”). Others will resign from their positions with members of the Navient Group, and become employees of one or more members of the SLM BankCo Group and provide legal services to and represent only the SLM BankCo Group (“SLM BankCo Counsel”). After the Effective Time, (i) SLM BankCo Counsel will represent only the SLM BankCo Group, (ii) Navient Counsel will represent only the Navient Group, and (iii) SLM BankCo Counsel and Navient Counsel will owe a duty of loyalty and other professional obligations only to their respective clients.

(b) The Parties have previously been jointly represented by the Existing SLM Lawyers in various legal matters of common interest. This joint representation existed at all times before the Effective Time. The joint representation included in its scope all matters prior to the Effective Time in which a Party or another member of its Group was represented by any of the Existing SLM Lawyers. The Parties agree that a joint representation privilege applies to such joint representation.

(c) After the Effective Time, the SLM BankCo Group and the Navient Group will both continue to jointly own and control all privileges relating to all documents and Information created prior to the Effective Time as a result of the representation of any Party or any member of its respective Group by the Existing SLM Lawyers, and the Parties agree that the Separation shall not waive or affect any applicable privileges, including the attorney-client privilege, the litigation work product doctrine, the common interest privilege and the joint-client/joint representation privilege.

(d) In advance of the Effective Time, the Parties agree to cause the Existing SLM Lawyers to endeavor to separate all legal files, documents and electronic information created prior to the Effective Time (the “Legal Materials”) relating primarily to the Pre-Separation Education Loan Management Business from those relating primarily to the Pre-Separation Consumer Banking Business and deliver them at or after the Effective Time into the possession of the appropriate Party or member of its Group to which they relate. All such Legal Materials not separated as of the Effective Time shall be deemed “Joint Legal Materials.” Both Navient Counsel and SLM BankCo Counsel will have the right, after the Effective Time, (i) to access, review and duplicate all Joint Legal Materials in the possession of the other that relate to their respective legal matters and (ii) only with the consent of the other Party, to separate and take sole possession of Joint Legal Materials relating solely to either the Pre-Separation Education Loan Management Business or the Pre-Separation Consumer Banking Business. Both SLM BankCo Counsel and Navient Counsel shall maintain and continue their respective Group’s compliance with all litigation holds applicable to any Legal Materials or Joint Legal Materials they possess or come to possess.

(e) The Parties acknowledge that the Legal Materials and Joint Legal Materials are products of the joint representation by the Existing SLM Lawyers and are privileged from disclosure to others as a result of the attorney-client privilege, the litigation work product doctrine, the common interest/joint defense privilege, the joint-client/joint representation privilege and other applicable privileges and protections. Neither the SLM BankCo Group nor the Navient Group shall have any right, ability or authority to waive any such privilege or protection on behalf of the other, nor shall any waiver of any applicable privilege or protection by one be effective or applicable to the other.

(f) Unless and until the Parties agree in writing to waive any and all claims of privilege over any portion of the Legal Materials or Joint Legal Materials, the Parties shall assert all applicable privileges to resist production of any Legal Materials or Joint Legal Materials requested by any third party. If any third party requests or demands, by subpoena or otherwise, any Legal Materials or Joint Legal Materials, the Party (which for purposes of this section includes any member of its Group) which has received the request or demand shall immediately notify the other Party in writing. Each Party will then take all reasonable steps necessary to preserve all applicable rights and privileges with respect to such Legal Materials or Joint Legal Materials and shall cooperate fully with the other in any proceedings relating to the disclosure of such Legal Materials or Joint Legal Materials. Each Party has standing to enforce claims of privilege or similar grounds for withholding disclosure in response to any request or demand for the production of Legal Materials or Joint Legal Materials. In the event that any Party is served with or otherwise subject to legal process (including a subpoena) requiring it to testify about, produce or otherwise divulge Legal Materials or Joint Legal Materials, the Party subject to such process will (i) promptly supply the other Party with a copy of such subpoena or process; (ii) assert all applicable privileges, protections and objections; (iii) not waive any such privilege; and (iv) make every other reasonable effort to prevent or limit disclosure of the Legal Materials or Joint Legal Materials.

(g) Nothing contained in this Agreement shall limit the right of any Party to use or disclose (i) documents or information generated by any member of its Group after the Effective Time (unless such documents or information contain information from the Legal Materials or Joint Legal Materials) or (ii) documents or information that are now, or hereafter become, public information without violation of this Agreement.

(h) The Parties acknowledge that the SLM BankCo Group and the Navient Group may have or develop interests adverse to each other following the Effective Time. Each Party hereby waives (i) any and all current and future objections to SLM BankCo Counsel, Navient Counsel and any outside counsel that represented Existing SLM or any of its Affiliates prior to the Effective Time from continuing to represent or in the future representing their respective clients in any matter, including matters in which the SLM BankCo Group and the Navient Group are adverse and disputes relating to this Agreement, and (ii) all current and future rights to seek disqualification, whether based on the possession or disclosure of confidential information or otherwise, of any of the

SLM BankCo Counsel, Navient Counsel and such outside counsel from any representation of their clients in any matter, including matters in which the SLM BankCo Group and the Navient Group are adverse and disputes relating to this Agreement. If a dispute arises between or among the Parties (or members of their respective Groups) in the future, no Party may assert privilege against the other as to any Legal Materials or Joint Legal Materials created before the Effective Time, and both Parties shall be free to make use of such materials for the purpose of advancing their interests in such dispute.

(i) The Parties acknowledge that disclosure of any Legal Materials or Joint Legal Materials in violation of this Agreement, or in violation of the continuing duty to maintain the confidentiality of Legal Materials or Joint Legal Materials, will cause the Parties to suffer irreparable harm for which there is no adequate remedy at law, and that immediate injunctive relief without the necessity of posting a bond is an appropriate and necessary remedy for any such violation or threatened violation, in addition to other remedies and relief that might be available at law or equity.

(j) SLM BankCo and Navient shall, and shall seek to cause SLM BankCo Counsel and Navient Counsel and their respective outside counsel to, cooperate with each other and take all necessary or reasonably desirable actions to effect the foregoing provisions. The provisions of this Section 6.7 shall survive the Effective Time and remain in effect forever.

6.8 Production of Witnesses; Records; Cooperation.

(a) Subject to Section 6.7, after the Effective Time, except in the case of an adversarial suit or proceeding by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any suit or proceeding in which the requesting Party may from time to time be involved, regardless of whether such suit or proceeding involves a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.8, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.8(a)).

(f) In connection with any matter contemplated by this Section 6.8, except in the case of an adversarial suit or proceeding by one Party against the other Party, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

6.9 Confidentiality.

(a) Subject to Section 6.10, until the seven-year anniversary of the Effective Time, each of SLM BankCo and Navient, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applied to Existing SLM’s confidential and proprietary information pursuant to policies in effect immediately prior to the Distribution Date, all Information concerning each such other Group or its customers (“Group Information”) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Group Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Group Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or (iii) independently generated without reference to any proprietary or confidential Information of the other Party; provided, however, that with respect to Group Information that relates to a Group’s customers, the obligations of each Party under this Section 6.9 shall continue for so long as such information is in the possession of such Party or any of its Subsidiaries, Affiliates or Representatives.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Group Information to any other Person, except its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.10 or with the written consent of the other Party. Without limiting the foregoing, when any Group Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other party all Group Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Group Information (and such copies thereof and such notes, extracts or summaries based thereon).

6.10 Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Group Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Group Information of any other Party (or any member of another Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, promptly upon receipt of a request for disclosure of any Information, notify the other Party (to the extent legally permitted) prior to disclosing or providing such Group Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by the requesting Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide only that portion of Group Information that is legally required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VII

GOVERNANCE AND DISPUTE RESOLUTION

7.1 Program Managers; Separation Oversight Committee.

(a) Program Managers.

(i) Navient shall appoint an individual to act as its program manager (the “Navient Program Manager”), who will have overall responsibility for implementing, coordinating, tracking and managing all activities (including billing and payment activities) under this Agreement and each Ancillary Agreement and have authority to act on behalf of Navient with respect to such matters, for a period of three years following the Effective Time. Navient hereby appoints and designates the individual set forth on Schedule 7.1(a) to act as the initial Navient Program Manager. Navient shall promptly notify SLM BankCo in writing of its removal and replacement of the Navient Program Manager.

(ii) SLM BankCo shall appoint an individual to act as its program manager (the “SLM BankCo Program Manager,” and together with the Navient Program Manager, the “Program Managers”), who will have overall responsibility for implementing, coordinating, tracking and managing all activities (including billing and payment activities) under this Agreement and each Ancillary Agreement and have authority to act on behalf of SLM BankCo with respect to such matters, for a period of three years following the Effective Time. SLM BankCo hereby appoints and designates the individual set forth on Schedule 7.1(a) to act as the initial SLM BankCo Program Manager. SLM BankCo shall promptly notify Navient in writing of the removal and replacement of the SLM BankCo Program Manager. SLM BankCo may remove and/or replace the SLM BankCo Program Manager in its sole discretion.

(iii) During the period from the Effective Time until the two-year anniversary of the Effective Time (the “Separation Oversight Period”), each of the Navient Program Manager and the SLM BankCo Program Manager shall deliver to the Separation Oversight Committee, no less frequently than monthly, such reports regarding the activities under this Agreement and the Ancillary Agreements as the Navient Program Manager or the SLM BankCo Program Manager shall deem appropriate or as may otherwise be requested from time to time by the Separation Oversight Committee.

(iv) Following the expiration of the Separation Oversight Period, (A) the Navient Program Manager will periodically report to and update the Chief Executive Officer of Navient with respect to matters relating to this Agreement and the Ancillary Agreements and (B) the SLM BankCo Program Manager will periodically report to and update the Chief Executive Officer of SLM BankCo with respect to matters relating to this Agreement and the Ancillary Agreements.

(b) Separation Oversight Committee.

(i) The Parties have established a six member separation oversight committee (the “Separation Oversight Committee”), which shall consist of an equal number of members designated by each of SLM BankCo and Navient. The initial members of the Separation Oversight Committee are set forth on Schedule 7.1(b). SLM BankCo may remove and/or replace any SLM BankCo designee to the Separation Oversight Committee, in its sole discretion, and shall promptly notify Navient of any such removal and/or replacement. Navient may remove and/or replace any Navient designee to the Separation Oversight Committee, in its sole discretion, and shall promptly notify SLM BankCo of any such removal and/or replacement. The Separation Oversight Committee shall be responsible, during the Separation Oversight Period, for monitoring and managing, at a strategic level, progress on all matters related to transactions and activities that are to occur after the Effective Time as contemplated by this Agreement and the Ancillary Agreements.

(ii) The Separation Oversight Committee shall meet (in person or telephonically) no less frequently than monthly. The Separation Oversight Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be contemplated pursuant to any Ancillary Agreement, with each such subcommittee comprised of one or more members of the Separation Oversight Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Separation Oversight Committee from time to time; (b) delegate to any such committee any of the responsibilities of the Separation Oversight Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees and (d) modify or reverse any such delegations. The Separation Oversight Committee may establish general procedures for managing the responsibilities assigned to it under this Section 7.1 and may modify such procedures from time to time.

(iii) All decisions by the Separation Oversight Committee or any subcommittee thereof shall be effective only if agreed to by a majority of the members designated by each of SLM BankCo and Navient.

(iv) The Navient members of the of the Separation Oversight Committee shall (i) during the Separation Oversight Period, periodically report to and update the Chief Executive Officer of Navient on the progress of the separation and with respect to other matters relating to this Agreement and the Ancillary Agreements and (ii) during the Preferred Stock Period, periodically (but no less frequently than quarterly) report to and update the SMI Board on the progress of the IT Transition. During the Separation Oversight Period, the SLM BankCo members of the Separation Oversight Committee will periodically report to and update the Chief Executive Officer of SLM BankCo on the progress of the separation and with respect to other matters relating to this Agreement and the Ancillary Agreements.

7.2 Escalation Process; Good Faith Negotiation.

(a) Escalation Process During the Separation Oversight Period.

(i) The Navient Program Manager and the SLM BankCo Program Manager shall attempt in good faith to negotiate a resolution to any issues, disputes, controversies or claims arising out of or relating to this Agreement or any Ancillary Agreement (including matters relating to each Party’s rights or the performance of obligations under this Agreement or any Ancillary Agreement or regarding whether any Assets are Navient Assets or SLM BankCo Assets, any Liabilities are Navient Liabilities or SLM BankCo Liabilities) (each, a “Dispute”) within five business days of written notice of any such Dispute (a “Dispute Notice”) being delivered by one Program Manager to the other Program Manager.

(ii) During the Separation Oversight Period, the Navient Program Manager and the SLM BankCo Program Manager shall escalate to the Separation Oversight Committee any Dispute that cannot be resolved by the Program Managers within five business days following delivery of a Dispute Notice. The Separation Oversight Committee shall attempt in good faith to negotiate a resolution of each Dispute escalated by the Program Managers.

(iii) If any Dispute is not resolved by the Separation Oversight Committee within 10 business days following escalation of such Dispute to the Separation Oversight Committee, (A) the Navient members of the Separation Oversight Committee shall consult with (x) as to any Dispute that arises out of or related to the IT

Transition, the SMI Board and (y) as to all other Disputes, the Navient Board (or a committee thereof appointed for such purpose), which in each case may direct the Navient members how to proceed with respect to such Dispute, and (B) the SLM BankCo members of the Separation Oversight Committee shall consult with the SLM BankCo Board (or a committee thereof appointed for such purpose), which may direct the SLM BankCo members how to proceed with respect to such Dispute.

(iv) If any Dispute remains unresolved for any reason for a period of 15 business days following escalation of such Dispute to the Separation Oversight Committee, or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.2, the Dispute may be submitted to the dispute resolution procedures in accordance with Section 7.3 or Section 10.13.

(b) Escalation Process Following the Separation Oversight Period.

(i) The Navient Program Manager and the SLM BankCo Program Manager shall attempt in good faith to negotiate a resolution to each Dispute within five business days of a Dispute Notice being delivered by one Program Manager to the other Program Manager.

(ii) If any Dispute is not resolved by the Program Managers within five business days following delivery of a Dispute Notice, (A) the Navient Program Manager shall consult with the Navient Board (or a committee thereof appointed for such purpose), which may direct the Navient Program Manager how to proceed with respect to such Dispute and (B) the SLM BankCo Program Manager shall consult with the SLM BankCo Board (or a committee thereof appointed for such purpose), which may direct the SLM BankCo Program Manager how to proceed with respect to such Dispute.

(iii) If any Dispute remains unresolved for any reason for a period of 15 business days following delivery of a Dispute Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.2, the Dispute may be submitted to the dispute resolution procedures in accordance with Section 7.3 or Section 10.13.

(c) Status of Discussions. All negotiations contemplated by this Section 7.2 shall be confidential and shall be treated by the Parties as compromise and settlement negotiations for purposes of applicable rules of evidence.

7.3 Dispute Resolution.

(a) Dispute Resolution. Except as otherwise specifically provided in Section 7.2 or Section 7.3(c) or in any Ancillary Agreement, or in the case where a Party elects to resolve a Specific Dispute as contemplated by Section 10.13, the procedures for binding mediation set forth in this Section 7.3 and Schedule 7.31 shall apply to all Disputes (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, between or among any members of the Navient Group and the SLM BankCo Group. Each Party agrees on behalf of itself and the members of its Group that the procedures set forth in Section 7.3(b) and Schedule 7.3 shall be the sole and exclusive remedy in connection with any such Dispute and irrevocably waives any right to commence any suit or proceeding in or before any Governmental Authority or mediation or arbitration tribunal, except as expressly provided in Section 7.3(c), Section 7.3(d) or Section 10.13 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.3(d) OR SECTION 10.13, EACH PARTY ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 7.3(a). All dispute resolution proceedings pursuant to this Section 7.3 shall be confidential and shall not be disclosed by any Party (other than disclosure to its advisors or to the extent disclosure is permitted pursuant to Section 6.10) and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

[1]	Schedule 7.3 to provide detailed provisions relating to qualifications, selection, procedures, timing, hearings, discovery and other matters.

(b) Binding Mediation. Except as provided in Section 7.3(c) with respect to an Arbitrable Matter or Section 10.13 with respect to a Specified Dispute, any Dispute not resolved pursuant to Section 7.2 shall, at the written request of any Party (a “Mediation Request”), which Mediation Request shall be given to the other Party in the manner set forth in Section 10.5, be submitted to binding mediation. The mediation shall be held in the State of Delaware or such other place as the Parties may mutually agree. The procedures for binding mediation shall be as set forth in Schedule 7.3. Any mediator selected pursuant to this Section 7.3(b) shall meet the qualifications set forth in Schedule 7.3 and be neutral and disinterested with respect to each of the Parties and the matter.

(c) Binding Arbitration. Any Dispute relating to the IT Transition, the ATLAS Development Projects, the Preferred Stock Period or exclusivity or marketing rights under the Joint Marketing Agreement (each, an “Arbitrable Matter”) shall be submitted to binding arbitration in accordance with this Section 7.3(c). If an Arbitrable Matter is not resolved in accordance with Section 7.2, either Navient or SLM BankCo may, unless the Applicable Deadline (as hereinafter defined) has occurred, make a written demand (the “Arbitration Demand Notice”) that the Dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the other Party in the manner set forth in Section 10.5. If either Party shall deliver an Arbitration Demand Notice, the other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related Dispute with respect to which the Applicable Deadline has not passed without the requirement of first delivering a Dispute Notice as contemplated by Section 7.2. If either Party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

(i) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until two years after the later of (i) the occurrence of the act or event giving rise to the Dispute and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the Dispute (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediation between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees, on behalf of itself and the members of its respective Group, that, if an Arbitration Demand Notice with respect to a Dispute is not given prior to the expiration of the Applicable Deadline, such Dispute will be barred. Subject to Section 7.3(d), upon delivery of an Arbitration Demand Notice pursuant to Section 7.3(c) prior to the Applicable Deadline, the Dispute shall be decided by one or more arbitrators in accordance with the rules set forth in this Section 7.3 and Schedule 7.3.

(ii) Except as otherwise set forth in this Section 7.3 and Schedule 7.3, any arbitration hereunder will be conducted in accordance with the American Arbitration Association (the “AAA”) Commercial Arbitration Rules and Procedures then prevailing; provided, however, that to the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement (including this Section 7.3 and Schedule 7.3) shall govern. Unless the Parties otherwise agree, any such arbitration shall be conducted by and before a single arbitrator. Any arbitrator selected pursuant to this Section 7.3(c) shall be neutral and disinterested with respect to each of the Parties and the matter.

(iii) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues) or treble damages, except to the extent such damages are expressly permitted by the terms of this Agreement or any Ancillary Agreement; provided, that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to third parties as to which the provisions of this Article VII are applicable. It is the intention of the Parties that in rendering a decision the arbitrator gives effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the award of the arbitrator).

(iv) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(v) Subject to Sections 4.2 and 4.3, the fees of the arbitrator and all other arbitration costs shall be borne equally by each Party involved in the matter, except that each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(vi) Any arbitration award shall be an award with a holding in favor of or against a Party and shall include findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(vii) Any arbitration proceedings hereunder shall take place in the State of Delaware, unless another location is otherwise agreed to in writing by the Parties.

(d) Regardless of whether a Dispute Notice, Mediation Request or Arbitration Demand Notice has been delivered, prior to the time at which the mediator or arbitrator is appointed pursuant to this Section 7.3, either Party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the mediator or arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof.

(e) Except as required by Law, the Parties shall hold, and shall cause their respective Subsidiaries, officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of this Article VII and except as may be required in order to enforce any agreement or award (other than disclosure to its advisors or to the extent disclosure is permitted pursuant to Section 6.10). Each of the Parties shall request that the mediator or arbitrator, as applicable, comply with such confidentiality requirement.

(f) The interpretation of the provisions of this Article VII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 11.2.

7.4 Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties shall, and shall cause their Subsidiaries to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such Agreements during the course of dispute resolution pursuant to the provisions of this Article VII.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its reasonable best efforts, prior to,

on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Navient Assets and the SLM BankCo Assets and the assignment and assumption of the Navient Liabilities and the SLM BankCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Existing SLM, SLM BankCo and Navient in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Existing SLM, SLM BankCo, Navient or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Prior to the first anniversary of the Effective Time, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, subject to applicable Law (including, in the case of the SLM BankCo Group, banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated by the Sallie Mae Board at any time, in its sole and absolute discretion, prior to the Effective Time. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (or any of its directors or officers) shall have any liability or further obligation to any other Party.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein.

(c) SLM BankCo represents on behalf of itself and each other member of the SLM BankCo Group, and Navient represents on behalf of itself and each other member of the Navient Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e) Notwithstanding any provision of this Agreement or any Ancillary Agreement, none of Existing SLM, SLM BankCo nor Navient shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of Existing SLM, SLM BankCo or Navient, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement, directly or indirectly (including by sale of assets or stock or by means of a merger or consolidation) without the express prior written consent of the other parties hereto or thereto, respectively. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing in this Section 10.3 is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

10.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any SLM BankCo Indemnitee or Navient Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties thereto and are not intended to confer upon any Person except the parties thereto any rights or remedies hereunder or thereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to SLM BankCo, to:

SLM Corporation

300 Continental Drive

Newark, Delaware 19713

Attn: General Counsel

If to Navient, to:

Navient Corporation

300 Continental Drive

Newark, Delaware 19713

Attn: General Counsel

Any Party may, by notice to the other Party in accordance with this Section 10.5, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

10.8 Publicity. Prior to the Effective Time, each of Navient and SLM BankCo shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.9 Expenses. Except as expressly set forth in this Agreement (including Sections 5.1, 6.3, 6.8(a), 6.10, 7.3 and 8.1(b) and Article IV) or in any Ancillary Agreement, all fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution and delivery of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by Navient.

10.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.12 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13 Specific Performance; Resolution of Certain Disputes. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have (i) the right to specific performance and injunctive or other equitable relief, including with respect to any Specified Dispute and the right to implead a Party into an action, suit or proceeding relating to a Third Party Claim, in respect of its or their rights under this Agreement or such Ancillary Agreement and (ii) the right to bring an action, suit or proceeding to resolve any Specified Dispute, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. For purposes of this Agreement, a “Specified Dispute” shall mean (i) any dispute relating to indemnification for Losses resulting from Navient Liabilities described in Section 2.3(a)(ii)(A), Section 2.3(a)(ii)(B), Section 2.3(a)(ix), Section 2.3(a)(x) or Section 2.3(a)((xi), (ii) any dispute relating to indemnification for Losses resulting from SLM BankCo Liabilities described in Section 2.3(b)(i) or Section 2.3(b)(vi), (iii) any indemnification claims made under Section 4.2(c), Section 4.2(e), or Section 4.3(b), (iv) any Dispute with respect to whether a Third Party Claim is a Navient Liability or an SLM BankCo Liability, (v) any dispute relating to a breach by the other Party of the provisions of Section 5.4 or Section 6.9 and (vi) any Dispute arising from a breach of the Data Sharing Agreement, the Key Systems Agreement or Sections 13 or 14 of the Joint Marketing Agreement or the confidentiality or data privacy provisions of any other Ancillary Agreement.

10.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to April 28, 2014, regardless of any amendment or restatement hereof and (g) references to any agreement, instrument or other document shall mean such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.

10.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, and except with respect to any breach of any covenant or agreement contained in Sections 5.4, 5.5, 5.7 or 6.9 or as expressly set forth in any Ancillary Agreement, neither Navient or its Affiliates, on the one hand, nor SLM BankCo or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third Party Claim).

10.17 Performance. SLM BankCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SLM BankCo Group. Navient will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Navient Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18 Schedules. The Parties may update the Schedules to this Agreement after the date hereof to correct inaccuracies and for information that is not available prior to the date hereof; provided, that any update to a Schedule that increases the Liability of a Party shall be subject to the consent of such Party, such consent not to be unreasonably withheld.

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

SLM CORPORATION [Existing SLM]

By:	/s/ John F. Remondi
Name: John F. Remondi Title: President and Chief Executive Officer

NEW BLC CORPORATION [SLM BankCo]

By:	/s/ Raymond Quinlan
Name: Raymond Quinlan Title: Chief Executive Officer

NAVIENT CORPORATION [Navient]

By:	/s/ John F. Remondi
Name: John F. Remondi Title: Chief Executive Officer